Preliminary Offering Circular, Dated April 13, 2021

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Manufactured Housing Properties Inc.

136 Main Street

Pineville, NC 28134

(980) 273-1702; www.mhproperties.com

UP TO 47,000 SHARES OF

SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

Manufactured Housing Properties Inc. (which we refer to as “we,” “us,” “our” or “our company”) is offering up to 47,000 shares of Series C Cumulative Redeemable Preferred Stock, which we refer to as the Series C Preferred Stock, at an offering price of $1,000 per share, for a maximum offering amount of $47,000,000.

The Series C Preferred Stock being offered will rank, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock and pari passu with our Series A Cumulative Convertible Preferred Stock, which we refer to as our Series A Preferred Stock, and our Series B Cumulative Redeemable Preferred Stock, which we refer to as our Series B Preferred Stock. Each share of Series C Preferred Stock will have an initial stated value equal to $1,000, subject to appropriate adjustment for certain events, which will automatically increase by ten percent (10%) on the fifth (5th) anniversary of the date on which the first share of Series C Preferred Stock is issued. Holders of our Series C Preferred Stock will be entitled to receive cumulative monthly cash dividends at a per annum rate of 7% of the stated value (or $5.83 per share each month based on the initial stated value). Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series C Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of our Common Stock and on a pari passu basis with holders of our Series A Preferred Stock and Series B Preferred Stock, a liquidation preference equal to the stated value per share, plus accrued but unpaid dividends thereon. Shares of Series C Preferred Stock will be redeemable by us or by the holders under certain circumstances described elsewhere in this offering circular. The Series C Preferred Stock will have no voting rights (except for certain matters) and are not convertible into shares of our Common Stock. See “Description of Securities” beginning on page 41 for additional details.

There is no existing public trading market for the Series C Preferred Stock, and we do not anticipate that a secondary market for the stock will develop. We do not intend to apply for listing of the Series C Preferred Stock on any securities exchange or for quotation in any automated dealer quotation system or other over-the-counter market. Our Common Stock trades on the OTC Pink Market under the symbol “MHPC.”

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 before deciding to invest in our securities.

	Per Share	Maximum Offering
Public offering price	$1,000	$47,000,000
Sales commissions(1)(3)	$60.0	$2,820,000
Dealer manager fee(1)(3)	$27.5	$1,292,500
Proceeds to us, before expenses(2)(3)	$912.5	$42,887,500

(1)	Selling commissions and the dealer manager fee will equal up to and including 6.00% and 2.75% of aggregate gross proceeds, respectively. Each is payable to the dealer manager. However, we expect the dealer manager to authorize other broker-dealers that are members of the Financial Industry Regulatory Authority, or FINRA, which we refer to as participating broker-dealers, to sell our Series C Preferred Stock. The dealer manager may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. In addition, the dealer manager also may reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer to such participating broker-dealer as a non-accountable marketing and due diligence allowance or as a wholesale fee. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

(2)	In addition to the selling commissions and dealer management fee, we have agreed to pay the dealer manager a monthly service fee of $2,500 and to reimburse the deal manager for such expenses incurred in connection with the offering as mutually agreed to by us and the dealer manager. Please see the section captioned “Plan of Distribution” for details regarding the expenses payable in connection with this offering.

(3)	The combined selling commissions, dealer manager fee and additional compensation paid to the dealer manager for this offering will not exceed 10% of the aggregate gross proceeds of this offering.

The dealer manager of this offering is Arete Wealth Management, LLC. The dealer manager is not required to sell any specific number or dollar amount of shares but will use its “reasonable best efforts” to sell the shares offered. The minimum permitted purchase is generally $10,000 but purchases of less than $10,000 may be made in the discretion of the dealer manager.

This offering is being conducted pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings. This offering will terminate at the earlier of: (1) the date at which the maximum amount of offered Series C Preferred Stock has been sold, (2) the date which is one year after the offering statement of which this offering circular forms a part is qualified by the U.S. Securities and Exchange Commission, or the SEC, subject to an extension of up to an additional one year at the discretion of our company and the dealer manager, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This offering circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

Arete Wealth Management, LLC,

as Dealer Manager

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular and the documents incorporated by reference herein contain, in addition to historical information, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation: statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; statements regarding our financing plans or growth strategies; statements concerning litigation or other matters; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith beliefs as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

●	the impact of the coronavirus pandemic on our business;
●	changes in the real estate market and general economic conditions;
●	the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations affecting manufactured housing communities and illiquidity of real estate investments;
●	increased competition in the geographic areas in which we own and operate manufactured housing communities;
●	our ability to continue to identify, negotiate and acquire manufactured housing communities and/or vacant land which may be developed into manufactured housing communities on terms favorable to us;
●	our ability to maintain rental rates and occupancy levels;
●	changes in market rates of interest;
●	our ability to repay debt financing obligations;
●	our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;
●	our ability to comply with certain debt covenants;
●	our ability to integrate acquired properties and operations into existing operations;
●	the availability of other debt and equity financing alternatives;
●	continued ability to access the debt or equity markets;
●	the loss of any member of our management team;
●	our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;
●	the ability of manufactured home buyers to obtain financing;
●	the level of repossessions by manufactured home lenders;
●	market conditions affecting our investment securities;
●	changes in federal or state tax rules or regulations that could have adverse tax consequences; and
●	those risks and uncertainties referenced under the caption “Risk Factors” contained in this offering circular.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. Potential investors should not make an investment decision based solely on our company’s projections, estimates or expectations.

The specific discussions herein about our company include financial projections and future estimates and expectations about our company’s business. The projections, estimates and expectations are presented in this offering circular only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

Please read this offering circular carefully. It describes our business, our financial condition and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this offering circular. We have not, and the dealer manager has not, authorized anyone to provide you with any information other than that contained in this offering circular. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the dealer manager is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not, and the dealer manager has not, taken any action that would permit this offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby or the distribution of this offering circular outside the United States.

This offering circular includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS OFFERING CIRCULAR. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS OFFEIRNG CIRCULAR IS NOT AN OFFER TO SELL OR BUY ANY SECURITIES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS OFFERING CIRCULAR IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR.

i

SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire offering circular, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this offering circular, before making an investment decision.

Our Company

Overview

We are a self-administered, self-managed, vertically integrated owner and operator of manufactured housing communities. We earn income from leasing manufactured home sites to tenants who own their own manufactured home and the rental of company-owned manufactured homes to residents of the communities.

We own and operate nineteen manufactured housing communities containing approximately 1,235 developed sites and a total of 407 company-owned manufactured homes, including:

●	Pecan Grove – a 81 lot, all-age community situated on 10.71 acres and located in Charlotte, North Carolina.

●	Azalea Hills – a 41 lot, all-age community situated on 7.46 acres and located in Gastonia, North Carolina, a suburb of Charlotte, North Carolina.

●	Holly Faye – a 35 lot all-age community situated on 8.01 acres and located in Gastonia, North Carolina, a suburb of Charlotte North Carolina.

●	Lakeview – a 84 lot all-age community situated on 17.26 acres in Spartanburg, South Carolina.

●	Chatham Pines – a 49 lot all-age community situated on 23.57 acres and located in Chapel Hill, North Carolina.

●	Maple Hills – a 73 lot all-age community situated on 21.20 acres and located in Mills River, North Carolina, which is part of the Asheville, North Carolina, Metropolitan Statistical Area.

●	Hunt Club Forest – a 78 lot all-age community situated on 13.02 acres and located in the Columbia, South Carolina metro area.

●	B&D – a 95 lot all-age community situated on 17.75 acres and located in Chester, South Carolina.

●	Crestview – a 113 lot all-age community situated on 17.1 acres and located in the Ashville, NC MSA, North Carolina, Metropolitan Statistical Area.

●	Spring Lake – three all-age communities with 226 lots situated on 72.7 acres and located in Warner Robins, Georgia.

●	ARC – five all-age communities with 187 lots situated on 39.34 acres and located in Lexington, South Carolina.

●	Countryside – a 109 lot all-age community situated on 35 acres and located in Lancaster, North Carolina.

●	Evergreen – a 64 lot all-age community situated on 28.4 acres and located in Dandridge, Tennessee.

The Manufactured Housing Community Industry

Manufactured housing communities are residential developments designed and improved for the placement of detached, single-family manufactured homes that are produced off-site and installed and set on residential sites within the community. The owner of a manufactured home leases the site on which it is located and the lessee of a manufactured home leases both the home and site on which the home is located.

We believe that manufactured housing is accepted by the public as a viable and economically attractive alternative to common stick-built single-family housing. We believe that the affordability of the modern manufactured home makes it a very attractive housing alternative. Manufactured housing is one of the only non-subsidized affordable housing options in the U.S. Demand for housing affordability continues to increase, but supply remains static, as there are virtually no new manufactured housing communities being developed. We are committed to becoming an industry leader in providing this affordable housing option and an improved level of service to our residents, while producing an attractive and stable risk adjusted return to our investors.

A manufactured housing community is a land-lease community designed and improved with home sites for the placement of manufactured homes and includes related improvements and amenities. Each homeowner in a manufactured housing community leases from the community a site on which a home is located. The manufactured housing community owner owns the underlying land, utility connections, streets, lighting, driveways, common area amenities, and other capital improvements and is responsible for enforcement of community guidelines and maintenance of the community. Generally, each homeowner is responsible for the maintenance of his or her home and upkeep of his or her leased site. In some cases, customers may rent homes with the community owner’s maintaining ownership and responsibility for the maintenance and upkeep of the home. This option provides flexibility for customers seeking a more affordable, shorter-term housing option and enables the community owner to meet a broader demand for housing and improve occupancy and cash flow.

Our Competition

There are numerous private companies, but only three publicly traded real estate investment trusts, or REITs, that compete in the manufactured housing industry.  Many of the private companies and one of the REITs, UMH Properties, Inc., may compete with us for acquisitions of manufactured housing communities. Many of these companies have larger operations and greater financial resources than we do. The number of competitors, however, is increasing as new entrants discover the benefits of the manufactured housing asset class. We believe that due to the fragmented nature of ownership within the manufactured housing sector, the level of competition is less than that in other commercial real estate sectors.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively:

●	Deal Sourcing. Our deal sourcing consists of marketed deals, pocket listings, and off market deals. Marketed deals are properties that are listed with a broker who exposes the property to the largest pool of buyers possible. Pocket listings are properties that are presented by brokers to a limited pool of buyers. Off market deals are ones that are not actively marketed. As a result of our network of relationships in our industry, only two properties in our portfolio were marketed deals, the rest were off-market or pocket listings.

●	Centralized Operations. We have centralized many operational tasks, including accounting, marketing, lease administration, and accounts payable. The use of professional staff and technology allows us to scale efficiently and operate properties profitably by reducing tasks otherwise completed at the property level.

●	Deal Size. We believe that our small capitalization size with non-institutional deals of less than 150 sites are accretive to our balance sheet. These sized properties typically have less bidders at lower prices than larger properties. We can profitably operate these smaller properties through our centralized operations.

●	Creating Value. Our underwriting expertise enables us to identify acquisition prospects to provide attractive risk adjusted returns. Our operational team has the experience, skill and resources to create this value through physical and/or operational property improvements.

Our Growth Strategy

Our growth strategy is to acquire both stable and undervalued and underperforming manufactured housing properties that have current income. We believe that we can enhance value through our professional asset and property management. Our property management services are mainly comprised of tenant contracts and leasing, marketing vacancies, community maintenance, enforcement of community policies, establishment and collection rent, and payment of vendors. Our lot and manufactured home leases are generally for one month and auto renew monthly for an additional month.

Our investment mission on behalf of our stockholders is to deliver an attractive risk-adjusted return with a focus on value creation, capital preservation, and growth. In our ongoing search for acquisition opportunities we target and evaluate manufactured housing communities nationwide.

We may invest in improved and unimproved real property and may develop unimproved real property. These property investments may be located throughout the United States, but to date we have concentrated in the Southeast portion of the United States. We are focused on acquiring communities with significant upside potential and leveraging our expertise to build long-term capital appreciation.

We are one of four public companies in the manufactured housing sector, but we are the only one not organized as a REIT, thereby giving us flexibility to focus on growth through reinvestment of income and employing higher leverage upon acquisition than the REITs traditionally utilize due to market held norms around 50-60%. This can give us a competitive advantage when bidding for assets. Additionally, due to our small size, non-institutional sized deals of less than 150 sites, which have less bidders and lower prices, are accretive to our balance sheet.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	The coronavirus pandemic may cause a material adverse effect on our business.

●	We may not be able to obtain adequate cash to fund our business.

●	General economic conditions and the concentration of our properties in Georgia, North Carolina, South Carolina, and Tennessee may affect our ability to generate sufficient revenue.

●	We face risks generally associated with our debt.

●	Covenants in our credit agreements could limit our flexibility and adversely affect our financial condition.

●	A change in the United States government policy regarding to the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac) could impact our financial condition.

●	We may not be able to integrate or finance our acquisitions and our acquisitions may not perform as expected.

●	New acquisitions may fail to perform as expected and the intended benefits may not be realized, which could have a negative impact on our operations.

●	We may be unable to sell properties when appropriate because real estate investments are illiquid.

●	We may be unable to compete with our larger competitors, which may in turn adversely affect our profitability.

●	Losses in excess of our insurance coverage or uninsured losses could adversely affect our cash flow.

●	Costs associated with taxes and regulatory compliance may reduce our revenue.

●	Rent control legislation may harm our ability to increase rents.

●	We have one stockholder that can single-handedly control our company.

●	There is no present market for the Series C Preferred Stock and we have arbitrarily set the price.

●	We cannot assure you that we will be able to pay dividends.

●	You will not have a vote or influence on the management of our company.

Impact of Coronavirus Pandemic

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

Most states and cities, including where our properties are located, have reacted by instituting quarantines, restrictions on travel, “stay at home” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it.

We are carefully reviewing all rules, regulations, and orders and responding accordingly. We have taken steps to take care of our employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for those employees who are not able to work remotely. We have also taken precautions with regard to employee, facility and office hygiene as well as implementing significant travel restrictions. We are also assessing our business continuity plans for all business units in the context of the pandemic. This is a rapidly evolving situation, and we will continue to monitor and mitigate developments affecting our workforce, our tenants, and the public at large to the extent we are able to do so.

The rules and restrictions put in place have had a negative impact on the economy and business activity and may adversely impact the ability of our tenants, many of whom may be restricted in their ability to work, to pay their rent as and when due.  In addition, our property managers may be limited in their ability to properly maintain our properties.  Enforcing our rights as landlord against tenants who fail to pay rent or otherwise do not comply with the terms of their leases may not be possible as many jurisdictions, including those where are properties are located, have established rules and/or regulations preventing us from evicting tenants for certain periods in response to the pandemic. If we are unable to enforce our rights as landlords, our business would be materially affected.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this offering circular, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” below.

Corporate Information

Our principal executive offices are located at 136 Main Street, Pineville, NC 28134 and our telephone number is (980) 273-1702. We maintain a website at www.mhproperties.com. Information available on our website is not incorporated by reference in and is not deemed a part of this offering circular.

The Offering

Securities being offered:	Up to 47,000 shares of Series C Preferred Stock at an offering price of $1,000 per share for a maximum offering amount of $47,000,000.

Terms of Series C Preferred Stock:	●	Ranking. The Series C Preferred Stock will rank, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock and pari passu with our Series A Preferred Stock and Series B Preferred Stock.

●	Stated Value; Increase in Stated Value after Five Year Anniversary. Each share of Series C Preferred Stock will have an initial stated value of $1,000, which is equal to the offering price per share, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series C Preferred Stock. The stated value shall automatically increase one time by ten percent (10%) on the fifth (5th) anniversary of the date of issuance of the first share of Series C Preferred Stock.

●	Dividend Rate and Payment Date. Holders of our Series C Preferred Stock will be entitled to receive cumulative monthly cash dividends at a per annum rate of 7% of the stated value (or $5.83 per share each month based on the initial stated value). Dividends on each share will begin accruing on, and will be cumulative from, the date of issuance and regardless of whether our board of directors declares and pays such dividends. If our articles of incorporation, provisions of Nevada law or our borrowing agreements prohibit us from paying dividends, unpaid dividends will cumulate.

●	Liquidation Preference. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series C Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of our Common Stock and on a pari passu basis with holders of our Series A Preferred Stock and Series B Preferred Stock, a liquidation preference equal to the stated value per share, plus accrued but unpaid dividends thereon.

●	Redemption Request at the Option of a Holder. Once per calendar quarter, a holder will have the opportunity to request that we redeem that holder’s Series C Preferred Stock. Our board of directors may, however, suspend cash redemptions at any time in its discretion if it determines that it would not be in the best interests of our company to effectuate cash redemptions at a given time because we do not have sufficient cash, including because our board believes that our cash on hand should be utilized for other business purposes. Redemptions will be limited to four percent (4%) of the total outstanding Series C Preferred Stock per quarter and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis. We will redeem shares at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

●	11% if the redemption is requested on or before the first anniversary of the original issuance of such shares;

●	8% if the redemption is requested after the first anniversary and on or before the second anniversary of the original issuance of such shares;

●	5% if the redemption is requested after the second anniversary and on or before the third anniversary of the original issuance of such shares; and

●	after the third anniversary of the date of original issuance of shares to be redeemed, no redemption fee shall be subtracted from the redemption price.

●	Optional Redemption by our company. We will have the right (but not the obligation) to redeem shares of Series C Preferred Stock at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon; provided, however, that if we redeem any shares of Series C Preferred Stock prior to the fifth (5th) anniversary of their issuance, then the redemption price shall include a premium equal to ten percent (10%) of the stated value.

●	Mandatory Redemption by our company. We are required to redeem all outstanding shares of Series C Preferred Stock on the tenth (10th) anniversary of the date of issuance of the first share of Series C Preferred Stock at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon.

●	Optional Repurchase Upon Death, Disability or Bankruptcy of a Holder. Subject to certain restrictions and conditions, we will also repurchase shares of Series C Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within sixty (60) days of our receipt of a written request from the holder or the holder’s estate at a repurchase price equal to the stated value, plus accrued and unpaid dividends thereon. A “total disability” means a determination by a physician approved by us that a holder, who was gainfully employed and working at least forty (40) hours per week as of the date on which his or her shares were purchased, has been unable to work forty (40) or more hours per week for at least twenty-four (24) consecutive months.

●	Restrictions on Redemption and Repurchase. We will not be obligated to redeem or repurchase shares of Series C Preferred Stock if we are restricted by applicable law or our articles of incorporation from making such redemption or repurchase or to the extent any such redemption or repurchase would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we will have no obligation to redeem shares in connection with a redemption request made by a holder if we determine, as of the redemption date, that we do not have sufficient funds available to fund that redemption. In this regard, we will have complete discretion under the certificate of designation for the Series C Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request. To the extent we are unable to complete redemptions we may have earlier agreed to make, we will complete those redemptions promptly after we become able to do so, with all such deferred redemptions being satisfied on a first come, first served, basis.

●	Voting Rights. The Series C Preferred Stock will have no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). However, we may not, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series C Preferred Stock: (i) amend or waive any provision of the certificate of designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series C Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series C Preferred Stock designated for issuance as provided in the certificate of designation); (ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation that are superior to the Series C Preferred Stock; or (iii) amend our articles of incorporation in a manner that adversely and materially affects the rights of the Series C Preferred Stock.

●	No Conversion Right. The Series C Preferred Stock will not be convertible into shares of our Common Stock.

Best efforts offering:	The dealer manager is selling the shares of Series C Preferred Stock offered in this offering circular on a “best efforts” basis and is not required to sell any specific number or dollar amount of shares of Series C Preferred Stock offered by this offering circular but will use its best efforts to sell such shares.

Securities issued and outstanding before this offering:	12,403,680 shares of Common Stock, 1,890,000 shares of Series A Preferred Stock, 758,551 shares of Series B Preferred Stock and no shares of Series C Preferred Stock.

Securities issued and outstanding after this offering:	12,403,680 shares of Common Stock, 1,890,000 shares of Series A Preferred Stock, 758,551 shares of Series B Preferred Stock and 47,000 shares of Series C Preferred Stock if the maximum number of shares being offered are sold.

Minimum subscription price:	The minimum initial investment is at least $10,000 and any additional purchases must be investments of at least $5,000; provided that purchases of less than $10,000 may be made in the discretion of the dealer manager.

Use of proceeds:

We estimate our net proceeds from this offering will be approximately $42,203,000 if the maximum number of shares being offered are sold based upon the public offering price of $1,000 per share and after deducting the sales commissions, dealer manager fees and estimating offering expenses payable by us.

We intend to use the net proceeds from this offering for the acquisition and development of manufactured housing communities and/or recreational vehicle communities and for other general and working capital purposes, which may include the funding of capital improvements at properties. For a discussion, see “Use of Proceeds.”

Termination of the offering:	This offering will terminate at the earlier of: (1) the date at which the maximum amount of offered Series C Preferred Stock has been sold, (2) the date which is one year after the offering statement of which this offering circular forms a part is qualified by the SEC, subject to an extension of up to an additional one year at the discretion of our company and the dealer manager, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Closings of the offering:

We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this offering will be kept in an escrow account maintained at Wilmington Trust, National Association. At a closing, the proceeds will be distributed to us and the associated shares will be issued to the investors.

You may not subscribe to this offering prior to the date offering statement of which this offering circular forms a part is qualified by the SEC. Before such date, you may only make non-binding indications of your interest to purchase securities in the offering. For any subscription agreements received after such date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If rejected, we will return all funds to the rejected investor within ten business days. The funds will remain in the escrow account pending the completion of anti-money laundering, know your client and similar background checks.  We intend to conduct the initial closing on a date mutually determined by us and the dealer manager.  In determining when to conduct the initial closing we and the dealer manager will take into account the number of investors with funds in escrow that have cleared the requisite background checks and the total amount of funds held in escrow pending an initial closing (although no minimum amount of funds is required to conduct an initial closing).  Upon the initial closing all funds in escrow will be transferred into our general account.

Following the initial closing of this offering, we expect to have several subsequent closings of this offering until the maximum offering amount is raised or the offering is terminated. We expect to have closings on a monthly basis and expect that we will accept all funds subscribed for each month subject to our working capital and other needs consistent with the use of proceeds described in this offering circular. Investors should expect to wait approximately one month and no longer than forty-five days before we accept their subscriptions and they receive the securities subscribed for. An investor’s subscription is binding and irrevocable and investors will not have the right to withdraw their subscription or receive a return of funds prior to the next closing unless we reject the investor’s subscription. You will receive a confirmation of your purchase promptly following the closing in which you participate.

Restrictions on investment amount:	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

No market for Series C Preferred Stock; transferability:	There is no existing public trading market for the Series C Preferred Stock and we do not anticipate that a secondary market for the stock will develop. We do not intend to apply for listing of the Series C Preferred Stock on any securities exchange or for quotation in any automated dealer quotation system or other over-the-counter market. Nevertheless, you will be able to freely transfer or pledge your shares subject to the availability of applicable exemptions from the registration requirements of the Securities Act of 1933, as amended.

Current symbol:	Our Common Stock trades on the OTC Pink Market under the symbol “MHPC.”

Risk factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 before deciding to invest in our securities.

Summary Financial Data

The following tables summarize selected financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this offering circular and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary consolidated financial data as of December 31, 2020 and 2019 and for the years then ended for our company are derived from our audited consolidated financial statements included elsewhere in this offering circular.

Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial data information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Years Ended December 31,
	2020	2019
Statements of Operations Data
Total revenues	$6,380,515	$3,205,925
Total community operating expenses	1,633,480	1,267,452
Corporate payroll and overhead	1,581,807	1,253,383
Depreciation and amortization expense	1,652,509	805,421
Interest expense	1,961,843	1,334,090
Refinancing costs	464,568	552,272
Total expenses	7,294,207	5,212,618
Gain on sale of property	761,978	-
Net loss before provision for income taxes	(151,714)	(2,006,693)
Provision for income taxes	-	6,347
Net loss	$(151,714)	$(2,013,040)
Net income attributable to the non-controlling interest	451,876	25,707
Net loss attributable to our company	(603,590)	(2,038,747)
Total preferred stock dividends and value accretion	1,850,860	360,937
Net loss attributable to common stockholders	$(2,454,450)	$(2,399,684)

Weighted average shares - basic and fully diluted	12,896,448	13,143,846
Net loss per share - basic and fully diluted	$(0.19)	$(0.18)

	As of December 31,
	2020	2019
Balance Sheet Data
Cash and cash equivalents	$1,988,857	$4,147,411
Net investment property	37,465,722	34,006,058
Total assets	42,396,752	38,759,726
Total liabilities	35,245,240	32,808,284
Total Deficit	(4,922,064)	(2,931,168)
Total liabilities and deficit	$42,396,752	$38,759,726

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this offering circular, before making an investment decision with respect to our securities. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the value of your Series C Preferred Stock could decline, and you could lose all or part of your investment.

Risks Related to our Business and Industry

The coronavirus pandemic may cause a material adverse effect on our business.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

The spread of the virus in many countries continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has had, and could have a significantly greater, material adverse effect on the U.S. economy as a whole, as well as the local economies where our properties are located. The pandemic has resulted, and may continue to result for an extended period, in significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

Most states and cities, including where are our properties are located, have reacted by instituting quarantines, restrictions on travel, “stay at home” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it. These rules and restrictions have had a negative impact on the economy and business activity and may adversely impact the ability of our tenants, many of whom may be restricted in their ability to work, to pay their rent as and when due.  In addition, our property managers may be limited in their ability to properly maintain our properties.  Enforcing our rights as landlord against tenants who fail to pay rent or otherwise do not comply with the terms of their leases may not be possible as many jurisdictions, include those where are properties are located, have established rules and/or regulations preventing us from evicting tenants for certain periods in response to the pandemic. If we are unable to enforce our rights as landlords, our business would be materially affected.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this offering circular, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

We may not be able to obtain adequate cash to fund our business.

Our business requires access to adequate cash to finance our operations, distributions, capital expenditures, debt service obligations, development and redevelopment costs and property acquisition costs, if any. We expect to generate the cash to be used for these purposes primarily with operating cash flow, borrowings under secured and unsecured loans, proceeds from sales of strategically identified assets and, when market conditions permit, through the issuance of debt and equity securities from time to time. We may not be able to generate sufficient cash to fund our business, particularly if we are unable to renew leases, lease vacant space or re-lease space as leases expire according to our expectations.

General economic conditions and the concentration of our properties in Georgia, North Carolina, South Carolina, and Tennessee may affect our ability to generate sufficient revenue.

The market and economic conditions in our current markets may significantly affect manufactured housing occupancy or rental rates. Occupancy and rental rates, in turn, may significantly affect our revenues, and if our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, current cash flow and ability to pay or refinance our debt obligations could be adversely affected. As a result of the current geographic concentration of our properties in Georgia, North Carolina, South Carolina and Tennessee, we are exposed to the risks of downturns in the local economy or other local real estate market conditions that could adversely affect occupancy rates, rental rates, and property values in these markets.

Other factors that may affect general economic conditions or local real estate conditions include:

●	the national and local economic climate which may be adversely affected by, among other factors, plant closings, and industry slowdowns;

●	local real estate market conditions such as the oversupply of manufactured home sites or a reduction in demand for manufactured home sites in an area;

●	the number of repossessed homes in a particular market;

●	the lack of an established dealer network;

●	the rental market which may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates;

●	the safety, convenience and attractiveness of our properties and the neighborhoods where they are located;

●	zoning or other regulatory restrictions;

●	competition from other available manufactured housing communities and alternative forms of housing (such as apartment buildings and single-family homes);

●	our ability to provide adequate management, maintenance and insurance;

●	increased operating costs, including insurance premiums, real estate taxes and utilities; and

●	the enactment of rent control laws or laws taxing the owners of manufactured homes.

Our income would also be adversely affected if tenants were unable to pay rent or if sites were unable to be rented on favorable terms. If we were unable to promptly renew the leases for a significant number of sites, or if the rental rates upon such renewal were significantly lower than expected rates, then our business and results of operations could be adversely affected. In addition, certain expenditures associated with each property (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the property.

We face risks generally associated with our debt.

We finance a portion of our investments in properties through debt. As of December 31, 2020, our total indebtedness for borrowed money was $35,662,334. We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. In addition, debt creates other risks, including:

●	failure to repay or refinance existing debt as it matures, which may result in forced disposition of assets on disadvantageous terms;

●	refinancing terms less favorable than the terms of existing debt; and

●	failure to meet required payments of principal and/or interest.

We face risks related to “balloon payments” and re-financings.

Certain of our mortgages will have significant outstanding principal balances on their maturity dates, commonly known as “balloon payments.” As of December 31, 2020, our total future minimum principal payments were $35,662,334. There can be no assurance that we will be able to refinance the debt on favorable terms or at all. To the extent we cannot refinance debt on favorable terms or at all, we may be forced to dispose of properties on disadvantageous terms or pay higher interest rates, either of which would have an adverse impact on our financial performance and ability to service debt and make distributions.

We may become more highly leveraged, resulting in increased risk of default on our obligations and an increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to pay distributions.

We have incurred, and may continue to incur, indebtedness in furtherance of our activities. We could become more highly leveraged, resulting in an increased risk of default on our obligations and in an increase in debt service requirements, which could adversely affect our financial condition and results of operations and our ability to pay distributions to stockholders.

Covenants in our credit agreements could limit our flexibility and adversely affect our financial condition.

The terms of our various credit agreements and other indebtedness require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios and maintaining insurance coverage. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we had satisfied our payment obligations. If we were to default under our credit agreements, our financial condition would be adversely affected.

A change in the United States government policy regarding to the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac) could impact our financial condition.

Fannie Mae and Freddie Mac are a major source of financing for the manufactured housing real estate sector. We could depend on Fannie Mae and Freddie Mac to finance growth by purchasing or guarantying manufactured housing community loans. In February 2011, the Obama Administration released a report to Congress that included options, among others, to gradually shrink and eventually shut down Fannie Mae and Freddie Mac. We do not know when or if Fannie Mae or Freddie Mac will restrict their support of lending to our real estate sector or to us in particular. A final decision by the government to eliminate Fannie Mae or Freddie Mac or reduce their acquisitions or guarantees of our mortgage loans, may adversely affect interest rates, capital availability and our ability to refinance our existing mortgage obligations as they come due and obtain additional long-term financing for the acquisition of additional communities on favorable terms or at all.

We face risks relating to the property management services that we provide.

There are inherent risks in our providing property management services to the manufactured housing communities on the properties that we own. The more significant of these risks include:

●	our possible liability for personal injury or property damage suffered by our employees and third parties, including our tenants, that are not fully covered by our insurance;

●	our possible inability to keep our manufactured housing communities at or near full occupancy;

●	our possible inability to attract and keep responsible tenants;

●	our possible inability to expediently remove “bad” tenants from our communities;

●	our possible inability to timely and satisfactorily deal with complaints of our tenants;

●	our possible inability to locate, hire and retain qualified property management personnel; and

●	our possible inability to adequately control expenses with respect to our properties.

We may not be able to integrate or finance our acquisitions and our acquisitions may not perform as expected.

We acquire and intend to continue to acquire manufactured housing communities on a select basis. Our acquisition activities and their success are subject to the following risks:

●	we may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including both publicly traded REITs and institutional investment funds;

●	even if we enter into an acquisition agreement for a property, it is usually subject to customary conditions for closing, including completion of due diligence investigations to our satisfaction, which may not be satisfied;

●	even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price;

●	we may be unable to finance acquisitions on favorable terms;

●	acquired properties may fail to perform as expected;

●	acquired properties may be located in new markets where we face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

●	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.

If any of the above were to occur, our business and results of operations could be adversely affected.

In addition, we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were to be asserted against us based on ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow.

New acquisitions may fail to perform as expected and the intended benefits may not be realized, which could have a negative impact on our operations.

We intend to continue to acquire manufactured housing communities. However, newly acquired properties may fail to perform as expected and could pose risks for our ongoing operations including the following:

●	integration may prove costly or time-consuming and may divert management’s attention from the management of daily operations;

●	difficulties or an inability to access capital or increases in financing costs;

●	we may incur costs and expenses associated with any undisclosed or potential liabilities;

●	unforeseen difficulties may arise in integrating an acquisition into our portfolio;

●	expected synergies may not materialize; and

●	we may acquire properties in new markets where we face risks associated with lack of market knowledge such as understanding of the local economy, the local governmental and/or local permit procedures.

As a result of the foregoing, we may not accurately estimate or identify all costs necessary to bring an acquired manufactured housing communities up to standards established for our intended market position. As such, we cannot provide assurance that any acquisition that we make will be accretive to us in the near term or at all. Furthermore, if we fail to realize the intended benefits of an acquisition, it may have a negative impact on our operations.

Development and expansion properties may fail to perform as expected and the intended benefits may not be realized, which could have a negative impact on our operations.

We may periodically consider development and expansion activities, which are subject to risks such as construction costs exceeding original estimates and construction and lease-up delays resulting in increased construction costs and lower than expected revenues. Additionally, there can be no assurance that these properties will operate better as a result of development or expansion activities due to various factors, including lower than anticipated occupancy and rental rates causing a property to be unprofitable or less profitable than originally estimated.

We regularly expend capital to maintain, repair and renovate our properties, which could negatively impact our financial condition and results of operations.

We may, or we may be required to, from time to time make significant capital expenditures to maintain or enhance the competitiveness of our manufactured housing communities. There can be no assurances that any such expenditures would result in higher occupancy or higher rental rates.

We may be unable to sell properties when appropriate because real estate investments are illiquid.

Real estate investments generally cannot be sold quickly and, therefore, will tend to limit our ability to vary our property portfolio promptly in response to changes in economic or other conditions. The inability to respond promptly to changes in the performance of our property portfolio could adversely affect our financial condition and ability to service our debt and make distributions to our stockholders.

We may be unable to compete with our larger competitors, which may in turn adversely affect our profitability.

The real estate business is highly competitive. We compete for manufactured housing community investments with numerous other real estate entities, such as individuals, corporations, REITs, and other enterprises engaged in real estate activities. In many cases, the competing concerns may be larger and better financed than we are, making it difficult for us to secure new manufactured housing community investments. Competition among private and institutional purchasers of manufactured housing community investments has led to increases in the purchase prices paid for manufactured housing communities and consequent higher fixed costs. To the extent we are unable to effectively compete in the marketplace, our business may be adversely affected.

Actions by our competitors may decrease or prevent increases in the occupancy and rental rates of our properties which could adversely affect our business.

We compete with other owners and operators of manufactured housing community properties, some of whom own properties similar to ours in the same submarkets in which our properties are located. The number of competitive manufactured housing community properties in a particular area could have a material adverse effect on our ability to lease sites and increase rents charged at our properties or at any newly acquired properties. In addition, other forms of multi-family residential properties, such as private and federally funded or assisted multi-family housing projects and single-family housing, provide housing alternatives to potential tenants of manufactured housing communities. If our competitors offer housing at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, cash flow, cash available for distribution, and ability to satisfy our debt service obligations could be materially adversely affected.

Losses in excess of our insurance coverage or uninsured losses could adversely affect our cash flow.

We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering business operations, employees and assets. However, we may be required to bear all losses that are not adequately covered by insurance. In addition, there are certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots or acts of war. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, then we could lose the capital we invested in the properties, as well as the anticipated profits and cash flow from the properties and, in the case of debt that carries recourse to us, we would remain obligated for any mortgage debt or other financial obligations related to the properties. Although we believe that our insurance programs are adequate, no assurance can be given that we will not incur losses in excess of its insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

Costs associated with taxes and regulatory compliance may reduce our revenue.

We are subject to significant regulation that inhibits our activities and may increase our costs. Local zoning and use laws, environmental statutes and other governmental requirements may restrict expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require us to modify our properties at a substantial cost and noncompliance could result in the imposition of fines or an award of damages to private litigants. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted or amended or what costs we will incur to comply with such requirements. Costs resulting from changes in real estate laws, income taxes, service or other taxes may adversely affect our funds from operations and our ability to pay or refinance our debt. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect our business and results of operations.

Rent control legislation may harm our ability to increase rents.

State and local rent control laws in certain jurisdictions may limit our ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. We may purchase additional properties in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

Environmental liabilities could affect our profitability.

Under various federal, state and local laws, as well as local ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous substances at, on, under or in such property, as well as certain other potential costs relating to hazardous or toxic substances. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous substances. A conveyance of the property, therefore, does not relieve the owner or operator from liability. As a current or former owner and operator of real estate, we may be required by law to investigate and clean up hazardous substances released at or from the properties we currently own or operate or have in the past owned or operated. We may also be liable to the government or to third parties for property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may adversely affect our ability to sell or lease real estate or to borrow using the real estate as collateral. Persons who arrange for the disposal or treatment of hazardous substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility owned or operated by another person. In addition, certain environmental laws impose liability for the management and disposal of asbestos-containing materials and for the release of such materials into the air. These laws may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials. In connection with the ownership, operation, management, and development of real properties, we may be considered an owner or operator of such properties and, therefore, are potentially liable for removal or remediation costs, and also may be liable for governmental fines and injuries to persons and property. When we arrange for the treatment or disposal of hazardous substances at landfills or other facilities owned by other persons, we may be liable for the removal or remediation costs at such facilities. We are not aware of any environmental liabilities relating to our investment properties that would have a material adverse effect on our business, assets, or results of operations. However, we cannot assure you that environmental liabilities will not arise in the future and that such liabilities will not have a material adverse effect on our business, assets or results of operation.

Of the nineteen manufactured housing communities we currently operate, five are on well and septic systems. At these locations, we are subject to compliance with monthly, quarterly and yearly testing for contaminants as outlined by each state’s Department of Environmental Protection Agencies. Currently, we are not subject to radon or asbestos monitoring requirements.

Additionally, in connection with the management of the properties or upon acquisition or financing of a property, we authorize the preparation of Phase I or similar environmental reports (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. Based on such environmental reports and our ongoing review of its properties, as of the date of this offering circular, we are not aware of any environmental condition with respect to any of our properties that we believe would be reasonably likely to have a material adverse effect on our financial condition or results of operations. These reports, however, cannot reflect conditions arising after the studies were completed, and no assurances can be given that existing environmental studies reveal all environmental liabilities, that any prior owner or operator of a property or neighboring owner or operator did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist with respect to any one property or more than one property.

We are subject to risks arising from litigation.

We may become involved in litigation. Litigation can be costly, and the results of litigation are often difficult to predict. We may not have adequate insurance coverage or contractual protection to cover costs and liability in the event we are sued, and to the extent we resort to litigation to enforce our rights, we may incur significant costs and ultimately be unsuccessful or unable to recover amounts we believe are owed to us. We may have little or no control of the timing of litigation, which presents challenges to our strategic planning.

We are dependent on key personnel.

Our executive and other senior officers have a significant role in our success. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave depends on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely affect our financial condition and cash flow. Further, such a loss could be negatively perceived in the capital markets.

Our management is inexperienced in running a public entity.

With the exception of Michael Z. Anise, our president, chief financial officer and a director, our management does not have prior experience with the operation and management of a public entity. As a result, they will be learning as they proceed and may be forced to rely more heavily on the expertise of outside professionals than they might otherwise, which in turn could lead to higher legal and accounting costs and possible securities law compliance issues.

We have one stockholder that can single-handedly control our company.

Our largest stockholder is Gvest Real Estate Capital LLC, an entity whose sole owner is Raymond M. Gee, our chairman and chief executive officer. At present, Mr. Gee beneficially owns approximately 69.86% of our total issued and outstanding Common Stock. Under Nevada law, this ownership position provides Mr. Gee with the almost unrestricted ability to control the business, management and strategic direction of our company. If Mr. Gee chooses to exercise this control, his decisions regarding our company could be detrimental to, or not in the best interests of our company and its other stockholders.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential stockholders could lose confidence in our financial statements, which would harm the trading price of our Common Stock.

Companies that file reports with the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404. SOX 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Exchange Act to contain a report from management assessing the effectiveness of a company’s internal control over financial reporting. Separately, under SOX 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated filers or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management’s assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies, like us, are not required to include an attestation report of their auditors in annual reports.

A report of our management is included under Item 9A. “Controls and Procedures” of our annual report on Form 10-K for the year ended December 31, 2020. We are a smaller reporting company and, consequently, are not required to include an attestation report of our auditor in our annual report. However, if and when we become subject to the auditor attestation requirements under SOX 404, we can provide no assurance that we will receive a positive attestation from our independent auditors.

During its evaluation of the effectiveness of internal control over financial reporting as of December 31, 2020, management identified material weaknesses. These material weaknesses were associated with (i) our lack of proper segregation of duties due to the limited number of employees within the accounting department and (ii) our lack of effective closing procedures. We are undertaking remedial measures, which measures will take time to implement and test, to address these material weaknesses. There can be no assurance that such measures will be sufficient to remedy the material weaknesses identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our stock price.

Risks Related to this Offering and Ownership of Our Series C Preferred Stock

There is no present market for the Series C Preferred Stock, and we have arbitrarily set the price.

We have arbitrarily set the price of the Series C Preferred Stock with reference to the general status of the securities market and other relevant factors. The offering price for the Series C Preferred Stock should not be considered an indication of the actual value of such securities and is not based on our net worth or prior earnings. Although our Common Stock is quoted on the OTC Pink Market, our Series C Preferred Stock will not be eligible for quotation on the over-the-counter market. Accordingly, it will be very difficult for you to liquidate your shares of Series C Preferred Stock and we cannot assure you that such securities could be resold by you at the price you paid for them or at any other price.

We cannot assure you that we will be able to pay dividends.

Our ability to pay dividends on our Series C Preferred Stock is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries. We cannot guarantee that we will be able to pay dividends as required by the terms of our Series C Preferred Stock.

We may issue additional debt and equity securities, which are senior to our Series C Preferred Stock as to distributions and in liquidation, which could materially adversely affect the value of the Series C Preferred Stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our stockholders. Any preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation that is senior to the preference of the Series C Preferred Stock, which could further limit our ability to make distributions to our stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your Series C Preferred Stock. In addition, we can change our leverage strategy from time to time without approval of holders of our Preferred Stock or Common Stock, which could materially adversely affect the value of our Preferred Stock, including the Series C Preferred Stock.

You will not have a vote or influence on the management of our company.

All decisions with respect to the management of our company will be made exclusively by the officers, directors, managers or employees of our company. You, as an investor in our Series C Preferred Stock, have very limited voting rights and will have no ability to vote on issues of company management and will not have the right or power to take part in the management of our company and will not be represented on the board of directors of our company. Accordingly, no person should purchase our Series C Preferred Stock unless he or she is willing to entrust all aspects of management to our company.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $42,203,000 if the maximum number of shares of Series C Preferred Stock being offered are sold after deducting the estimated sales commissions, dealer manager fees and offering expenses payable by us.

We intend to use the net proceeds from this offering for the acquisition and development of manufactured housing communities and/or recreational vehicle communities and for other general and working capital purposes, which may include the funding of capital improvements at properties.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds
Shares Sold	11,750	23,500	35,250	47,000
Gross Proceeds	$11,750,000	$23,500,000	$35,250,000	$47,000,000
Selling Commissions (6.00%)	705,000	1,410,000	2,115,000	2,820,000
Dealer Manager Fee (2.75%)	323,125	646,250	969,375	1,292,500
Net Proceeds Before Expenses	$10,721,875	$21,443,750	$32,165,625	$42,887,500

Offering Expenses
Dealer Manager Expenses	$587,500	$587,500	$587,500	$587,500
Legal & Accounting	75,000	75,000	75,000	75,000
Publishing/EDGAR	5,000	5,000	5,000	5,000
Transfer Agent	5,000	5,000	5,000	5,000
Blue Sky Compliance	12,000	12,000	12,000	12,000
Total Offering Expenses	$684,500	$684,500	$684,500	$684,500

Amount of Offering Proceeds Available for Use	$10,037,375	$20,759,250	$31,481,125	$42,203,000

Uses
Acquisition and Development of Manufactured Housing Communities and/or Recreational Vehicle Communities and Working Capital and General Corporate Purposes	$10,037,375	$20,759,250	$31,481,125	$42,203,000
Total Expenditures	$10,037,375	$20,759,250	$31,481,125	$42,203,000

Net Remaining Proceeds	$0	$0	$0	$0

As of the date of this offering circular and except as explicitly set forth herein, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Pending use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term interest-bearing investment grade instruments.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

The above description of the anticipated use of proceeds is not binding on us and is merely description of our current intentions. We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

DETERMINATION OF OFFERING PRICE

There is no trading market for our Series C Preferred Stock, and we do not expect any trading market to develop for the Series C Preferred Stock. The Series C Preferred Stock will be sold at $1,000 per share and it is expected that we will either redeem the Series C Preferred Stock at a redemption price equal to 110% of such original issue price, plus accrued dividends thereon, or that holders of the Series C Preferred Stock will exercise their right to request that we redeem or repurchase the Series C Preferred Stock at a redemption or repurchase price equal to 100% of such original issue price (or 110% after five years), plus accrued dividends thereon, and less certain redemption fees payable if shares are redeemed in the first three years. Accordingly, the $1,000 price per share of Series C Preferred Stock is arbitrary and represents the amount of investment made by an investor for purposes of determining the redemption and repurchase price.

DIVIDEND POLICY

Dividends on our Series C Preferred Stock being offered will be cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series C Preferred Stock will be entitled to receive cumulative monthly cash dividends at a per annum rate of 7% of the stated value (or $5.83 per share each month based on the initial stated value). Dividends on each share will begin accruing on, and will be cumulative from, the date of issuance and regardless of whether our board of directors declares and pays such dividends. If our articles of incorporation, provisions of Nevada law or our borrowing agreements prohibit us from paying dividends, unpaid dividends will cumulate.

Our anticipated source of funds to pay the cumulative dividends for our Series C Preferred Stock will be from net operating income, retained earnings and the proceeds of the refinancing our other indebtedness.  We believe that our net operating income will increase as we deploy the funds raised in this offering in a manner consistent with the use of proceeds described in this offering circular.  We expect that our retained earnings will increase as we increase net operating income and we expect to refinance other indebtedness on our properties based upon our increased net operating income and then use the proceeds of such refinancings along with our retained earnings to repay investors.

See also “Risk Factors—Risks Related to this Offering and Ownership of Our Series C Preferred Stock—We cannot assure you that we will be able to pay dividends.”

Dividends on our Series A Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series A Preferred Stock are entitled to receive cumulative dividends in the amount of $0.017 per share each month, which is equivalent to the rate of 8% of the $2.50 liquidation preference per share. Dividends on shares of our Series A Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings.

Dividends on our Series B Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series B Preferred Stock are entitled to receive cumulative dividends in the amount of $0.067 per share each month, which is equivalent to the annual rate of 8% of the $10.00 liquidation preference per share; provided that upon an event of default (generally defined as our failure to pay dividends when due or to redeem shares when requested by a holder), such amount shall be increased to $0.083 per month, which is equivalent to the annual rate of 10% of the $10.00 liquidation preference per share. Dividends on shares of our Series B Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings.

We have never declared dividends or paid cash dividends on our Common Stock. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is eligible for quotation on the OTC Pink Market under the symbol “MHPC.” The following table sets forth, for the periods indicated, the high and low closing prices of our Common Stock. These prices reflect inter-dealer prices, without retain mark-up or commission, and may not represent actual transactions.

	Closing Prices
	High	Low
Fiscal Year Ended December 31, 2019
1st Quarter	$1.00	$1.00
2nd Quarter	1.00	1.00
3rd Quarter	4.15	0.85
4th Quarter	4.50	2.70

Fiscal Year Ended December 31, 2020
1st Quarter	$2.71	$0.40
2nd Quarter	3.15	0.20
3rd Quarter	6.00	1.75
4th Quarter	5.00	2.50

Fiscal Year Ended December 31, 2021
1st Quarter	3.00	1.99
2nd Quarter (through April 12, 2021)	2.28	2.28

Holders

As of April 12, 2021, there were approximately 27 registered holders of our Common Stock. This number excludes the shares owned by stockholders holding shares under nominee security position listings.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information about the securities authorized for issuance under our incentive plans as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	656,175	$0.06	343,825
Equity compensation plans not approved by security holders	-	-	-
Total	656,175	$0.06	343,825

In December 2017, our board of directors, with the approval of a majority of stockholders, adopted a Stock Compensation Plan. The Stock Compensation Plan provides for grants stock options and other forms of incentive compensation to officers, employees, directors, advisors or consultants of our company or its subsidiaries. We are authorized to issue up to 1,000,000 shares of Common Stock under this plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following selected financial information is derived from our historical financial statements should be read in conjunction with such financial statements and notes thereto set forth elsewhere herein and the “Cautionary Note Regarding Forward-Looking Statements” explanation included herein.

Overview

We are a self-administered, self-managed, vertically integrated owner and operator of manufactured housing communities. We earn income from leasing manufactured home sites to tenants who own their own manufactured home and the rental of company-owned manufactured homes to residents of the communities.

We own and operate nineteen manufactured housing communities containing approximately 1,235 developed sites and a total of 407 company-owned manufactured homes. The communities are located in Georgia, North Carolina, South Carolina and Tennessee. See “Our Properties” for s description of these housing communities.

We believe that manufactured housing is accepted by the public as a viable and economically attractive alternative to common stick-built single-family housing. We believe that the affordability of the modern manufactured home makes it a very attractive housing alternative. Manufactured housing is one of the only non-subsidized affordable housing options in the U.S. Demand for housing affordability continues to increase, but supply remains static, as there are virtually no new manufactured housing communities being developed. We are committed to becoming an industry leader in providing this affordable housing option and an improved level of service to our residents, while producing an attractive and stable risk adjusted return to our investors.

Recent Developments

Impact of Coronavirus Pandemic

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

Most states and cities, including where our properties are located, have reacted by instituting quarantines, restrictions on travel, “stay at home” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it.

We are carefully reviewing all rules, regulations, and orders and responding accordingly. We have taken steps to take care of our employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for those employees who are not able to work remotely. We have also taken precautions with regard to employee, facility and office hygiene as well as implementing significant travel restrictions. We are also assessing our business continuity plans for all business units in the context of the pandemic. This is a rapidly evolving situation, and we will continue to monitor and mitigate developments affecting our workforce, our tenants, and the public at large to the extent we are able to do so.

The rules and restrictions put in place have had a negative impact on the economy and business activity and may adversely impact the ability of our tenants, many of whom may be restricted in their ability to work, to pay their rent as and when due.  In addition, our property managers may be limited in their ability to properly maintain our properties.  Enforcing our rights as landlord against tenants who fail to pay rent or otherwise do not comply with the terms of their leases may not be possible as many jurisdictions, including those where are properties are located, have established rules and/or regulations preventing us from evicting tenants for certain periods in response to the pandemic. If we are unable to enforce our rights as landlords, our business would be materially affected.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this offering circular, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” above.

Additional Closings of Prior Regulation A Offering

Subsequent to December 31, 2020, we sold an aggregate of 74,882 shares of Series B Preferred Stock is additional closings of the Regulation A offering described below for total gross proceeds of $748,820. After deducting a placement fee, we received net proceeds of approximately $696,403. We also issued 2,900 shares of Common Stock to additional early investors.

Results of Operations

Comparison of Years Ended December 31, 2020 and 2019

The following table sets forth key components of our results of operations during the years ended December 31, 2020 and 2019.

	Year Ended December 31,		Increase (Decrease)
	2020	2019	Amount	Percent
Revenue
Rental and related income	$6,380,515	$3,164,284	$3,216,231	101.64%
Management fees, related party	-	36,741	(36,741)	(100.00)%
Homes sales	-	4,900	(4,900)	(100.00)%
Total revenues	6,380,515	3,205,925	3,174,590	99.02%
Community operating expenses
Repair and maintenance	390,140	280,570	109,570	39.05%
Real estate taxes	315,061	149,187	165,874	111.19%
Utilities	571,182	224,983	346,199	153.88%
Insurance	158,672	92,517	66,155	71.51%
General and administrative expense	198,425	520,195	(321,770)	(61.86)%
Total community operating expenses	1,633,480	1,267,452	366,028	28.88%
Corporate payroll and overhead	1,581,807	1,253,383	328,424	26.20%
Depreciation and amortization expense	1,652,509	805,421	847,088	105.17%
Interest expense	1,961,843	1,334,090	627,753	47.05%
Refinancing costs	464,568	552,272	(87,704)	(15.88)%
Total expenses	7,294,207	5,212,618	2,081,589	39.93%
Gain on sale of property	761,978	-	761,978	100.00%
Net loss before provision for income taxes	(151,714)	(2,006,693)	1,854,979	92.44%
Provision for income taxes	-	6,347	(6,347)	(100.00)%
Net loss	$(151,714)	$(2,013,040)	$1,861,326	92.46%
Net loss attributable to non-controlling interest
Variable interest entity share of net income	451,876	25,707	426,169	1,657.79%
Net loss attributable to our company	(603,590)	(2,038,747)	1,435,157	70.39%
Preferred stock dividends and put option value accretion	1,850,860	360,937	1,489,923	412.79%
Net loss attributable to common shareholders	$(2,454,450)	$(2,399,684)	$(54,766)	$2.28%

Revenues. For the year ended December 31, 2020, we had total revenues of $6,380,515, as compared to $3,205,925 for the year ended December 31, 2019, an increase of $3,174,590, or 99.02%. The increase was primarily due to $558,222 of rental income from the acquisition of two manufactured housing communities during 2020 and a complete year of rental income totaling $1,744,478 related to five properties acquired during 2019. The remaining increase was due to an average 7% increase in occupancy and rental rate increases.

Community Operating Expenses. For the year ended December 31, 2020, we had total community operating expenses of $1,633,480, as compared to $1,267,452 for the year ended December 31, 2019, an increase of $366,028, or 28.88%. The increase in community operating expenses was primarily due to the five properties acquired throughout 2019. Community operating expenses as a percentage of revenues were 25.60% and 39.53% during 2020 and 2019, respectively. Community operating expenses as a percentage of revenues improved as we continued to scale resources as we grow and operate more efficiently.

Corporate Payroll and Overhead Expenses. For the year ended December 31, 2020, we had corporate payroll and overhead expenses of $1,581,807, as compared to $1,253,383 for the year ended December 31, 2019, an increase of $328,424, or 26.20%. Such increase was primarily due to additional legal and audit fees due to our acquisitions, and additional personnel to support our growth.

Depreciation and Amortization Expense. For the year ended December 31, 2020, we had depreciation and amortization expense of $1,652,509, as compared to $805,421 for the year ended December 31, 2019, an increase of $847,088, or 105.17%. The increase was primarily due to the acquisition of two manufactured housing communities during 2020 and a complete year of depreciation expense related to the five properties acquired during 2019.

Interest Expense. For the year ended December 31, 2020, we had interest expense of $1,961,843, as compared to $1,334,090 for the year ended December 31, 2019, an increase of $ 627,753, or 47.05%. The increase was primarily related to the two additional loans related to the two acquisitions of manufactured housing communities during 2020 and a complete year of interest expense related to the five properties acquired during 2019.

Refinancing Costs. During the year ended December 31, 2020, we refinanced a total of $16,374,007 from our loans payable to $15,245,000 of new notes payable from five of our communities. We used the additional loans payable proceeds from the refinance to retire our related party note payable of $2,608,867 plus accrued interest. As of December 31, 2020, we recognized refinancing cost totaling $464,568.

Gain on Sale of Property. We recognized a gain on the sale of the property of $761,978 for the year ended December 31, 2020. During the year ended December 31, 2020, we sold the Butternut manufactured housing community for a total sale price of $2,100,000. The cost net of accumulated depreciation of the community at the time of the sale was $1,338,022. We wrote off mortgage costs of $109,529 which is included in refinancing costs on the consolidated statement of operations.

Net Loss. The factors described above resulted in a net loss of $151,714 for the year ended December 31, 2020, as compared to $2,013,040 for the year ended December 31, 2019, a decrease of $1,861,326, or 92.46%. These losses were offset by the net income attributable to non-controlling interest – variable interest entity of $451,876 and $25,707 for the years ended December 31, 2020 and 2019, respectively.

Liquidity and Capital Resources

As of December 31, 2020, we had cash and cash equivalents of $1,988,857, including restricted cash of $339,152. In addition to cash generated through operations, we use a variety of sources to fund our cash needs, including acquisitions and sales of properties. We intend to continue to increase our real estate investments. Our business plan includes acquiring communities that yield in excess of our cost of funds and then investing in physical improvements, including adding rental homes onto otherwise vacant sites. Our ability to continue acquiring communities are dependent on our ability to raise capital. There is no guarantee that any of these additional opportunities will materialize or that we will be able to take advantage of such opportunities. The growth of our real estate portfolio depends on the availability of suitable properties which meet our investment criteria and appropriate financing.

We will require additional funding to finance the growth of our current and expected future operations as well as to achieve our strategic objectives. We believe that our current available cash along with anticipated revenues is sufficient to meet our cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to us, if at all.

Our working capital has been used in operating activities, the repayment of a related party revolving note and proceeds from our Regulation A offering described below. We plan to meet our short-term liquidity requirements for the next twelve months, generally through available cash as well as net cash provided by operating activities and availability under the existing $1.5 million revolving note described below. We also have availability from lenders under loan agreements for capital expenditure needs on acquisitions. We expect these resources to help us meet operating working capital requirements. On December 24, 2020, Gvest Homes I LLC entered into a loan agreement with a lender for a commitment amount of up to $20,000,0000 provided that only up to $8,500,000 is to be used for homes.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for years ended December 31, 2020 and 2019:

Cash Flow

	Year Ended December 31,
	2020	2019
Net cash provided by (used in) operating activities	$1,278,907	$(907,513)
Net cash used in investing activities	(200,195)	(22,870,579)
Net cash provided by (used in) financing activities	(3,237,266)	27,467,232
Net increase (decrease) in cash and cash equivalents	(2,158,554)	3,689,140
Cash and cash equivalents at beginning of period	4,147,411	458,271
Cash and cash equivalent at end of period	$1,988,857	$4,147,411

Net cash provided by operating activities was $1,278,907 for the year ended December 31, 2020, as compared to $907,513 net cash used in operating activities for the year ended December 31, 2019. For the year ended December 31, 2020, the net loss of $151,714, offset by depreciation and amortization in the amount of $1,652,509, and write off mortgage cost of $464,569 were the primary drivers of the net cash provided by operating activities. For the year ended December 31, 2019, the net loss of $2,013,040 and a decrease in other assets in the amount of $471,548 due to lender’s escrowed funds held by lender at closing to be released back to us upon the completion of certain capital improvement projects, offset by depreciation and amortization in the amount of $758,032 and stock compensation expense in the amount of $349,950, were the primary drivers of the net cash used in operating activities.

Net cash used in investing activities was $200,195 for the year ended December 31, 2020, as compared to $22,870,579 for the year ended December 31, 2019. Net cash used in investing activities for the year ended December 31, 2020 consisted of purchases of investment properties in the amount of $1,001,000, and capital improvements of $1,299,195, offset by proceeds from the sale of properties of $2,100,000, while net cash used in investing activities for the year ended December 31, 2019 consisted of purchases of investment properties in the amount of $22,875,479, offset by proceeds from the sale of properties of $4,900.

Net cash used in financing activities was $3,237,266 for the year ended December 31, 2020, as compared to $27,467,232 net cash provided by financing activities for the year ended December 31, 2019. For the year ended December 31, 2020, net cash used in financing activities consisted of repayment of related party line of credit of $1,730,000, repayment of notes payable $18,555,939, capitalized financing cost of $1,230,680, and preferred share dividends of $811,143, offset by proceeds from issuance of preferred stock of $2,151,250 and proceeds from note payables of $16,960,969. For the year ended December 31, 2019, net cash provided by financing activities consisted of proceeds from notes payable in the amount of $25,809,111, proceeds from the issuance of Preferred Stock in the amount of $8,670,606, proceeds from related party note in the amount of $2,695,000, proceeds from issuance of common stock in the amount of $72,875 and proceeds from related party note of $7,075, offset by repayment of notes payable in the amount of $5,172,234, repayment of related party line of credit in the amount of $3,719,550, capitalized financing costs of $608,541, purchase of treasury stock in the amount of $119,337 and repayments of related party note of $18,840.

Regulation A Offering

On November 1, 2019, we launched an offering under Regulation A of Section 3(6) of the Securities Act for Tier 2 offerings, pursuant to which we are offering up to 1,000,000 shares of Series B Preferred Stock at an offering price of $10.00 per share, for a maximum offering amount of $10,000,000. In addition, we are offering bonus shares to early investors in this offering, whereby the first 400 investors will receive, in addition to Series B Preferred Stock, 100 shares of Common Stock, regardless of the amount invested, for a total of 40,000 shares of Common Stock.

As of December 31, 2020, we sold an aggregate of 641,254 shares of Series B Preferred Stock for total gross proceeds of $6,412,540. After deducting a placement fee and other expenses, we received net proceeds of approximately $5,963,662. During 2020, we also issued 12,500 shares of Common Stock to early investors in this offering with a fair value of $4,030.

Promissory Notes

We have issued promissory notes payable to lenders related to the acquisition of our manufactured housing communities. These promissory notes range from 3.25% to 7.0% with 5 to 30 years principal amortization. Two of the promissory notes had an initial 6 months period on interest only payments. The promissory notes are secured by the real estate assets and $26,124,753 for eleven loans were guaranteed by Raymond M. Gee, our chairman, chief executive officer and owner of the principal stockholder of our company.

During the year ended December 31, 2020, we refinanced a total of $16,374,007 from loans payable to $15,245,000 of new notes payable from five of the communities. We used the additional loans payable proceeds from the refinance to retire the related party note payable described below. As of December 31, 2020, we recognized refinancing cost totaling $464,568 and capitalized $640,895 of mortgage costs due to the refinancing.

In addition, on May 1, 2020, we received a $139,300 Paycheck Protection Program, or PPP, loan from the United States Small Business Administration under provisions of the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act. The PPP loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP loan contains events of default and other provisions customary for a loan of this type. The PPP provides that the loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. We used the proceeds from the PPP loan for qualifying expenses and applied for forgiveness of the PPP loan in accordance with the terms of the CARES Act. However, we cannot provide assurance that the loan will be forgiven.

The following are terms of these notes:

	Maturity Date	Interest Rate	Balance 12/31/20	Balance 12/31/19
Butternut MHP Land LLC	04/10/25	6.000%	$-	$1,114,819
Butternut MHP Land LLC Mezz	04/01/27	7.000%	-	280,013
Pecan Grove MHP LLC	02/22/29	5.250%	3,037,625	3,095,274
Azalea MHP LLC	03/01/29	5.400%	810,741	835,445
Holly Faye MHP LLC	03/01/29	5.400%	579,825	574,096
Chatham MHP LLC	04/01/24	5.875%	1,734,828	1,771,506
Lakeview MHP LLC	03/01/29	5.400%	1,832,264	1,857,266
B&D MHP LLC	04/25/29	5.500%	1,818,303	1,854,788
Hunt Club MHP LLC	05/01/24	5.750%	2,445,011	1,447,364
Crestview MHP LLC	12/31/30	3.250%	4,800,000	4,173,652
Maple Hills MHP LLC	12/01/30	3.250%	2,400,000	2,688,653
Springlake MHP LLC	11/14/22	3.310%	4,000,000	4,000,000
ARC MHP LLC	01/01/30	5.500%	3,885,328	5,300,000
Countryside MHP LLC	03/20/50	5.500%	1,700,000	-
Evergreen MHP LLC	04/01/32	3.990%	1,135,502	-
PPP Loan	05/01/22	1.000%	139,300	-
Gvest B&D	05/01/24	5.000%	694,640	730,111
Gvest Countryside	03/20/50	5.500%	1,300,000	-
Totals note payables			32,313,367	29,722,987
Discount Direct Lender Fees			(1,096,629)	(633,629)
Total net of Discount			$31,216,738	$29,089,358

Metrolina Promissory Note

On May 8, 2017, we issued a promissory note to Metrolina Loan Holdings, LLC, or Metrolina, in the principal amount of $3,000,000. The note is interest only payment based on 8%, and 10% deferred until maturity to be paid with principal balance. The note originally awarded Metrolina 455,000 shares of Common Stock as consideration, which resulted in making Metrolina a related party due to its significant ownership. During the year ended December 31, 2019, we paid off the entire balance on the note of $2,754,550 plus interest and amended the agreement to allow for the redeployment of the $3,000,000 available, eliminated the conversion option whereby Metrolina could convert the ratio of total outstanding debt at time of exercise of the option into an amount of newly issued shares of our Common Stock determined by dividing the outstanding indebtedness by $3,000,000 multiplied by 10% with a cap of 864,500 shares. The amendment resulted in issuing an additional 545,000 shares with a fair value of $305,200 for a total of 1,000,000 shares awarded to Metrolina. The note gives Metrolina the right and option to purchase its pro rata share of debt or equity securities issued to maintain up to 10% equity interest in our company at the most recent price of any equity transaction for seven years from the amendment dated February 26, 2019. This note was to mature in May of 2023. In September 2020, we paid off the full balance and terminated the note. This related party note was guaranteed by Mr. Gee. As of December 31, 2020 and 2019, the balance on this note was $-0- and $1,730,000, respectively.

Note Payable – Related Party

On October 1, 2017, we issued a revolving promissory note to Mr. Gee, pursuant to which we may borrow up to $1,500,000 from Mr. Gee on a revolving basis for working capital purposes. This note has a five-year term with no annual interest and principal payment is deferred until the maturity date. In September 2020, we paid off the full balance. As of December 31, 2020 and 2019, the outstanding balance on this note was $0 and $878,867, respectively.

Line of Credit - Occupied Home Facility

On December 24, 2020, Gvest Homes I LLC entered into a loan agreement with a lender for a commitment amount of up to $20,000,0000 provided that only up to $8,500,000 is to be used for homes. The agreement requires the maintenance of certain financial ratios and other affirmative and negative covenants. As of December 31, 2020, our company was not in compliance with a certain financial covenant. We obtained a waiver from the lender for the covenant in March 2021.

For the year ended December 31, 2020 the lender agreed to advance $3,348,967 to our company, of which $2,218,630 was due from the lender as of the balance sheet date. Subsequent to December 31, 2020, we collected $770,463 of the outstanding balance owed to us from the lender. As of December 31, 2020 there was $5,151,033 available on the line of credit for the purchase of homes.

The advances bear interest at 8.375% and maturity date of the loan is January 1, 2030. Pursuant to the agreement, we are obligated to pay a fee to the lender equal to 1% of the amount of each advance which funding fee shall be deducted from he then available commitment amount. The advances are guaranteed by Raymond M. Gee, our chairman, chief executive officer and owner of the principal stockholder of our company.

Off-Balance Sheet Arrangements

As of December 31, 2020, we had no off-balance sheet arrangements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that involve significant judgment and potentially could result in materially different results under different assumptions and conditions. Management believes the following critical accounting policies are affected by our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition. Mobile home sale revenues are recognized in accordance with Topic 606 of the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, for revenue recognition. We recognize revenue in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. We consider revenue realized or realizable and earned when all the five following criteria are met: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract, and (5) recognition of revenue when (or as) we satisfy a performance obligation.

Under ASC 842, we must assess on an individual lease basis whether it is probable that we will collect the future lease payments. We consider the tenant’s payment history and current credit status when assessing collectability. When collectability is not deemed probable, we write-off the tenant’s receivables, including straight-line rent receivable, and limit lease income to cash received.

Our revenues primarily consist of rental revenues and fee and other income. We have the following revenue sources and revenue recognition policies:

●	Rental revenues include revenues from the leasing land lot or a combination of both, the mobile home and land at our properties to tenants.

o

Revenues from the leasing of land lot or a combination of both, the mobile home and land at our properties to tenants include (i) lease components, including land lot or a combination of both, the mobile home and land, and (ii) reimbursement of utilities and account for the components as a single lease component in accordance with ASC 842.

o	Revenues derived from fixed lease payments are recognized on a straight-line basis over the non-cancelable period of the lease. We commence rental revenue recognition when the underlying asset is available for use by the lessee. Revenue derived from the reimbursement of utilities are generally recognized in the same period as the related expenses are incurred. Our leases are month-to-month.

●	Fee and other income include late fees, violation fees and other revenue arising from contractual agreements with third parties. This revenue is recognized as the services are transferred in accordance with ASC 606.

Acquisitions. We account for acquisitions as asset acquisitions in accordance with ASC 805, “Business Combinations,” and allocate the purchase price of the property based upon the fair value of the assets acquired, which generally consist of land, site and land improvements, buildings and improvements and rental homes. We allocate the purchase price of an acquired property generally determined by internal evaluation as well as third-party appraisal of the property obtained in conjunction with the purchase.

Variable Interest Entities. In December 2020, we sold 305 park owned homes in four communities to Gvest Finance LLC, a company owned and controlled by our parent company, Gvest Real Estate Capital LLC, an entity whose sole owner is Raymond M. Gee, our chairman and chief executive officer, and to its wholly owned subsidiary Gvest Homes 1 LLC, for a total of $4,648,967. We also executed a management agreement with these entities to manage the homes while remitting to our company all income, less any sums paid out for debt service plus 5% of the debt service payment. Primarily due to our common ownership by Mr. Gee, our power to direct the activities of these entities that most significantly impact their economic performance, and the fact that our company has the obligation to absorb losses or the right to receive benefits from these entities that could potentially be significant to these entities, Gvest Finance LLC and Gvest Homes 1 LLC are considered to be variable interest entities, or VIEs, in accordance with applicable GAAP. A company with interests in a VIE must consolidate the entity if the company is deemed to be the primary beneficiary of the VIE; that is, if it has both (1) the power to direct the economically significant activities of the entity and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. Such a determination requires management to evaluate circumstances and relationships that may be difficult to understand and to make a significant judgment, and to repeat the evaluation at each subsequent reporting date. In accordance with applicable GAAP, because of the common ownership among the entities, the consolidation of the VIEs have been accounted for retrospectively as of the beginning of the first period presented in the consolidated financial statements.

Investment Property and Depreciation. Investment property which consists of property and equipment are carried at cost. Depreciation for Sites and Building is computed principally on the straight-line method over the estimated useful lives of the assets (ranging from 15 to 25 years). Depreciation of Improvements to Sites and Buildings, Rental Homes and Equipment and Vehicles is computed principally on the straight-line method over the estimated useful lives of the assets (ranging from 3 to 25 years). Land Development Costs are not depreciated until they are put in use, at which time they are capitalized as Sites and Land Improvements. Interest Expense pertaining to Land Development Costs are capitalized. Maintenance and Repairs are charged to expense as incurred and improvements are capitalized. The costs and related accumulated depreciation of property sold or otherwise disposed of are removed from the financial statement and any gain or loss is reflected in the current period’s results of operations.

Impairment Policy. We apply ASC 360-10, “Property, Plant & Equipment,” to measure impairment in real estate investments. Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis without interest) from a rental property is less than the carrying value under its historical net cost basis. These expected future cash flows consider factors such as future operating income, trends and prospects as well as the effects of leasing demand, competition and other factors. Upon determination that a permanent impairment has occurred, rental properties are reduced to their fair value. For properties to be disposed of, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property measured at the time there is a commitment to sell the property and/or it is actively being marketed for sale. A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not recorded. There was no impairment during the years ended December 31, 2020 and 2019.

Stock Based Compensation. All stock based payments to employees, nonemployee consultants, and to nonemployee directors for their services as directors, including any grants of restricted stock and stock options, are measured at fair value on the grant date and recognized in the statements of operations as compensation or other expense over the relevant service period in accordance with ASC Topic 718. Stock based payments to nonemployees are recognized as an expense over the period of performance. Such payments are measured at fair value at the earlier of the date a performance commitment is reached or the date performance is completed. In addition, for awards that vest immediately and are nonforfeitable the measurement date is the date the award is issued. We recorded stock option expense of $2,370 and $4,774 during the year ended December 31, 2020 and 2019, respectively.

Fair Value of Financial Instruments. We follow paragraph 825-10-50-10 of the FASB ASC for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB ASC to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

OUR CORPORATE HISTORY AND STRUCTURE

We originally incorporated in the State of Nevada as Frontier Staffing, Inc. on September 3, 2003. Since our incorporation, we have experienced several name changes and have engaged in several different business endeavors. On October 12, 2017, Mobile Home Rental Holdings LLC, a North Carolina limited liability company, which engaged in acquiring and operating manufactured housing properties, merged with and into our company. In connection with the merger, the name of our company was changed to Manufactured Housing Properties Inc., the former business and management of Mobile Home Rental Holdings became the business and management, respectively, of our company at that time.

During 2020, we completed two acquisitions of manufactured housing communities and sold one community.

On January 7, 2020, MHP Pursuits LLC, our wholly-owned subsidiary, entered into a purchase and sale agreement with J & A Real Estate LLC for the purchase of a manufactured housing community known as Countryside Estates Mobile Home Park, which is located in Lancaster, North Carolina and totals 110 sites, for a total purchase price of $3.7 million. On March 12, 2020, the closing was completed and our newly formed wholly owned subsidiary Countryside MHP LLC purchased the property.

On January 1, 2020, MHP Pursuits LLC entered into a purchase and sale agreement with Evergreen Marketing LLC for the purchase of a manufactured housing community known as Evergreen Pointe Mobile Home Park, which is located in Dandridge, Tennessee and totals 65 sites, for a total purchase price of $1,589,000. On March 17, 2020, the closing was completed and our newly formed wholly owned subsidiary Evergreen MHP LLC purchased the property.

On December 18, 2020, we sold the Butternut manufactured housing community for a total sale price of $2,100,000. The cost net of accumulated depreciation of the community at the time of the sale was $1,338,022. We wrote off mortgage costs of $109,529 which is included in refinancing costs on the consolidated statement of operations. We recognized a gain on the sale of the property of $761,978 which is included in other income on the consolidated statements of operations.

In connection with our acquisitions of manufactured housing communities, we have established various limited liability companies to hold the acquired properties. Following is a summary of our subsidiaries, each of which is owned directly by our company.

Name of Subsidiary	State of Formation	Date of Formation	Ownership
Pecan Grove MHP LLC	North Carolina	October 12, 2016	100%
Azalea MHP LLC	North Carolina	October 25, 2017	100%
Holly Faye MHP LLC	North Carolina	October 25, 2017	100%
Chatham Pines MHP LLC	North Carolina	October 31, 2017	100%
Maple Hills MHP LLC	North Carolina	October 31, 2017	100%
Lakeview MHP LLC	South Carolina	November 1, 2017	100%
MHP Pursuits LLC	North Carolina	January 31, 2019	100%
Mobile Home Rentals LLC	North Carolina	September 30, 2016	100%
Hunt Club MHP LLC	South Carolina	March 8, 2019	100%
B&D MHP LLC	South Carolina	April 4, 2019	100%
Crestview MHP LLC	North Carolina	June 28, 2019	100%
Springlake MHP LLC	Georgia	October 10, 2019	100%
ARC MHP LLC	South Carolina	November 13, 2019	100%
Countryside MHP LLC	South Carolina	March 12, 2020	100%
Evergreen MHP LLC	Tennessee	March 17, 2020	100%

In December 2020, we sold 305 park owned homes in four communities to Gvest Finance LLC, a company owned and controlled by our parent company, Gvest Real Estate Capital LLC, an entity whose sole owner is Raymond M. Gee, our chairman and chief executive officer, and to its wholly owned subsidiary Gvest Homes 1 LLC, for a total of $4,648,967. We also executed a management agreement with these entities to manage the homes while remitting to our company all income, less any sums paid out for debt service plus 5% of the debt service payment. Primarily due to our common ownership by Mr. Gee, our power to direct the activities of these entities that most significantly impact their economic performance, and our company having the obligation to absorb losses or the right to receive benefits from these entities that could potentially be significant to these entities, Gvest Finance LLC and Gvest Homes 1 LLC are considered to be VIEs in accordance with applicable GAAP. A company with interests in a VIE must consolidate the entity if the company is deemed to be the primary beneficiary of the VIE; that is, if it has both (1) the power to direct the economically significant activities of the entity and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. Such a determination requires management to evaluate circumstances and relationships that may be difficult to understand and to make a significant judgment, and to repeat the evaluation at each subsequent reporting date. In accordance with applicable GAAP, because of the common ownership among the entities, the consolidation of the VIEs have been accounted for retrospectively as of the beginning of the first period presented in the consolidated financial statements.

OUR BUSINESS

Overview

We are a self-administered, self-managed, vertically integrated owner and operator of manufactured housing communities. We earn income from leasing manufactured home sites to tenants who own their own manufactured home and the rental of company-owned manufactured homes to residents of the communities.

We own and operate nineteen manufactured housing communities containing approximately 1,235 developed sites and a total of 407 company-owned manufactured homes. The communities are located in Georgia, North Carolina, South Carolina and Tennessee. See “Our Properties” for s description of these housing communities.

The Manufactured Housing Community Industry

Manufactured housing communities are residential developments designed and improved for the placement of detached, single-family manufactured homes that are produced off-site and installed and set on residential sites within the community. The owner of a manufactured home leases the site on which it is located and the lessee of a manufactured home leases both the home and site on which the home is located.

We believe that manufactured housing is accepted by the public as a viable and economically attractive alternative to common stick-built single-family housing. We believe that the affordability of the modern manufactured home makes it a very attractive housing alternative. Manufactured housing is one of the only non-subsidized affordable housing options in the U.S. Demand for housing affordability continues to increase, but supply remains static, as there are virtually no new manufactured housing communities being developed. We are committed to becoming an industry leader in providing this affordable housing option and an improved level of service to our residents, while producing an attractive and stable risk adjusted return to our investors.

A manufactured housing community is a land-lease community designed and improved with home sites for the placement of manufactured homes and includes related improvements and amenities. Each homeowner in a manufactured housing community leases from the community a site on which a home is located. The manufactured housing community owner owns the underlying land, utility connections, streets, lighting, driveways, common area amenities, and other capital improvements and is responsible for enforcement of community guidelines and maintenance of the community. Generally, each homeowner is responsible for the maintenance of his or her home and upkeep of his or her leased site. In some cases, customers may rent homes with the community owner’s maintaining ownership and responsibility for the maintenance and upkeep of the home. This option provides flexibility for customers seeking a more affordable, shorter-term housing option and enables the community owner to meet a broader demand for housing and improve occupancy and cash flow.

We believe that manufactured housing communities have several characteristics that make them an attractive investment when compared to certain other types of real estate, particularly multifamily, including:

●	Significant Barriers to Entry. We believe that the supply of new manufactured housing communities will be constrained due to significant barriers to entry in the industry, including: (i) various zoning restrictions and negative zoning biases against manufactured housing communities; (ii) substantial upfront costs associated with the development of infrastructure, amenities and other offsite improvements required by various governmental agencies, and (iii) a significant length of time before lease-up and revenues can commence.

●	Diminishing Supply. Supply is decreasing due to redevelopment of older parks.

●

Large Demographic Group of Potential Customers. We consider households earning between $25,000 and $50,000 per year to be our core customer base. In 2019, this demographic group represented about 34.9% of all full-time workers, according to 2019 U.S. Census data estimates.

●	Stable Resident Base. We believe that manufactured housing communities tend to achieve and maintain a stable rate of occupancy, due to the following factors: (i) residents generally own their own homes; moving a manufactured home from one community to another involves substantial cost and effort and often results in the abandonment of on-site improvements made by the resident such as decks, garages, carports, and landscaping; and (iii) residents enjoy a sense of community inherent in manufactured housing communities similar to residential subdivisions.

●	Fragmented Ownership of Communities. Manufactured housing community ownership in the United States is highly fragmented, with a majority of manufactured housing communities owned by individuals. We estimate that the top five manufactured housing community owners control approximately 9% of manufactured housing community home sites.

●	Low Recurring Capital Requirements. Although manufactured housing community owners are responsible for maintaining the infrastructure of the community, each homeowner is responsible for the upkeep of his or her own home and home site, thereby reducing the manufactured housing community owner’s ongoing maintenance expenses and capital requirements.

●	Affordable Homeowner Lifestyle. Manufactured housing communities offer an affordable lifestyle typically unavailable in apartments, including lack of common walls, a yard for each resident, the ability to park by the front door, and a sense of community.

Competition

There are numerous private companies, but only three publicly traded REITs that compete in the manufactured housing industry.  Many of the private companies and one of the REITs, UMH Properties, Inc., may compete with us for acquisitions of manufactured housing communities. Many of these companies have larger operations and greater financial resources than we do. The number of competitors, however, is increasing as new entrants discover the benefits of the manufactured housing asset class. We believe that due to the fragmented nature of ownership within the manufactured housing sector, the level of competition is less than that in other commercial real estate sectors.

Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively:

●	Deal Sourcing. Our deal sourcing consists of marketed deals, pocket listings, and off market deals. Marketed deals are properties that are listed with a broker who exposes the property to the largest pool of buyers possible. Pocket listings are properties that are presented by brokers to a limited pool of buyers. Off market deals are ones that are not actively marketed. As a result of our network of relationships in our industry, only two properties in our portfolio were marketed deals, the rest were off-market or pocket listings.

●	Centralized Operations. We have centralized many operational tasks, including accounting, marketing, lease administration, and accounts payable. The use of professional staff and technology allows us to scale efficiently and operate properties profitably by reducing tasks otherwise completed at the property level.

●	Deal Size. We believe that our small capitalization size with non-institutional deals of less than 150 sites are accretive to our balance sheet. These sized properties typically have less bidders at lower prices than larger properties. We can profitably operate these smaller properties through our centralized operations.

●	Creating Value. Our underwriting expertise enables us to identify acquisition prospects to provide attractive risk adjusted returns. Our operational team has the experience, skill and resources to create this value through physical and/or operational property improvements.

Our Growth Strategy

Our growth strategy is to acquire both stable and undervalued and underperforming manufactured housing properties that have current income. We believe that we can enhance value through our professional asset and property management. Our property management services are mainly comprised of tenant contracts and leasing, marketing vacancies, community maintenance, enforcement of community policies, establishment and collection rent, and payment of vendors. Our lot and manufactured home leases are generally for one month and auto renew monthly for an additional month.

Our investment mission on behalf of our stockholders is to deliver an attractive risk-adjusted return with a focus on value creation, capital preservation, and growth. In our ongoing search for acquisition opportunities we target and evaluate manufactured housing communities nationwide.

We may invest in improved and unimproved real property and may develop unimproved real property. These property investments may be located throughout the United States, but to date we have concentrated in the Southeast portion of the United States. We are focused on acquiring communities with significant upside potential and leveraging our expertise to build long-term capital appreciation.

We are one of four public companies in the manufactured housing sector, but we are the only one not organized as a REIT, thereby giving us flexibility to focus on growth through reinvestment of income and employing higher leverage upon acquisition than the REITs traditionally utilize due to market held norms around 50-60%. This can give us a competitive advantage when bidding for assets. Additionally, due to our small size, non-institutional sized deals of less than 150 sites, which have less bidders and lower prices, are accretive to our balance sheet.

Regulation

Federal, State and/or Local Regulatory Compliance

We are subject to a variety of federal, state, and/or local statutes, ordinances, rules, and regulations covering the purchase, development and operation of real estate assets. These regulatory requirements include zoning and land use, worksite safety, traffic, and other matters, such as local rules that may impose restrictive zoning and developmental requirements. We are subject to various licensing, registration, and filing requirements in connection with the development and operation of certain real estate assets. Additionally, state and/or local governments retain certain rights with respect to eminent domain which could enable them to restrict or alter the use of our property. These requirements may lead to increases in our overall costs. The need to comply with these requirements may significantly delay development with regard to properties, or lead us to alter our plans regarding certain real estate assets. Some requirements, on a property by property evaluation, may lead to a determination that development of a particular property would not be economically feasible, even if any or all necessary governmental approvals were obtained.

We believe that each community has all material operating permits and approvals.

Environmental Regulatory Compliance

Under various federal, state and/or local laws, ordinances and regulations, a current or previous owner or operator of a property may be required to investigate and/or clean-up hazardous or toxic substances released at that property. That owner or operator also may be held liable to third parties for bodily injury or property damage (investigation and/or clean-up costs) incurred by those parties in connection with the contamination at that site. These laws often impose liability without regard to whether the owner or operator knew of or otherwise caused the release of the hazardous or toxic substances. In addition, persons who arrange for the disposal or treatment of hazardous substances or other regulated materials also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such persons.

The costs of remediation or removal of hazardous or toxic substances can be substantial, and the presence of contamination, or the failure to remediate contamination discovered, at a property we own or operate may adversely affect our ability to develop, sell, lease, or borrow upon that property. Current and former tenants at a property we own may have, or may have involved, the use of hazardous materials or generated hazardous wastes, and those situations could result in our incurring liabilities to remediate any resulting contamination if the responsible party is unable or unwilling to do so.

In addition, our properties may be exposed to a risk of contamination originating from other sources. While a property owner generally is not responsible for remediating contamination that has migrated on-site from an off-site source, the contaminant’s presence could have adverse effects on our ability to develop, construct on, operate, sell, lease, or borrow upon that property. Certain environmental laws may create a lien on a contaminated site in favor of the government for damages and costs the government may incur to remediate that contamination. Moreover, if contamination is discovered on a property, environmental laws may impose restrictions on the manner in which that property may be used, or how businesses may be operated on that property, thus reducing our ability to maximize our investment in that property. Our properties have been subjected to varying degrees of environmental assessment at various times; however, the identification of new areas of contamination, a change in the extent or known scope of contamination, or changes in environmental regulatory standards and/or cleanup requirements could result in significant costs to us.

Insurance and Property Maintenance and Improvement Policies

Our properties are insured against risks that may cause property damage and business interruption including events such as fire, business interruption, general liability and if applicable, flood. Our insurance policies contain deductible requirements, coverage limits and particular exclusions. It is our policy to maintain adequate insurance coverage on all of our properties; and, in the opinion of our management, all of our properties are adequately insured. We also obtain title insurance insuring fee title to the properties in an aggregate amount which we believe to be adequate.

It is also our policy to properly maintain, modernize, expand and make improvements to its properties when required.

Employees

As of December 31, 2020, we had 21 employees, including officers, all of whom are full-time employees.

OUR PROPERTIES

As of December 31, 2020, we owned the following manufactured housing properties:

●	Pecan Grove – a 81 lot, all-age community situated on 10.71 acres and located in Charlotte, North Carolina. The average occupancy was 100%.

●	Azalea Hills – a 41 lot, all-age community situated on 7.46 acres and located in Gastonia, North Carolina, a suburb of Charlotte, North Carolina. The average occupancy was 97%.

●	Holly Faye – a 35 lot all-age community situated on 8.01 acres and located in Gastonia, North Carolina, a suburb of Charlotte North Carolina. The average occupancy was 97%.

●	Lakeview – a 84 lot all-age community situated on 17.26 acres in Spartanburg, South Carolina. The average occupancy was 99%.

●	Chatham Pines – a 49 lot all-age community situated on 23.57 acres and located in Chapel Hill, North Carolina. The average occupancy was 100%.

●	Maple Hills – a 73 lot all-age community situated on 21.20 acres and located in Mills River, North Carolina, which is part of the Asheville, North Carolina, Metropolitan Statistical Area. The average occupancy was 87%.

●	Hunt Club Forest – a 78 lot all-age community situated on 13.02 acres and located in the Columbia, South Carolina metro area. The average occupancy was 100%.

●	B&D – a 95 lot all-age community situated on 17.75 acres and located in Chester, South Carolina. The average occupancy was 85%.

●	Crestview – a 113 lot all-age community situated on 17.1 acres and located in the Ashville, NC MSA, North Carolina, Metropolitan Statistical Area. The average occupancy was 90%.

●	Spring Lake – three all-age communities with 226 lots situated on 72.7 acres and located in Warner Robins, Georgia. The average occupancy was 87%.

●	ARC – five all-age communities with 187 lots situated on 39.34 acres and located in Lexington, South Carolina. The average occupancy was 82%.

●	Countryside – a 109 lot all-age community situated on 35 acres and located in Lancaster, North Carolina. The average occupancy was 90%.

●	Evergreen – a 64 lot all-age community situated on 28.4 acres and located in Dandridge, Tennessee. The average occupancy was 98%.

The average occupancy rates above represent an average of total monthly occupancy rates from January 1, 2020 (or date of acquisition) through December 31, 2020. For the year ended December 31, 2020, our total portfolio weighted average occupancy rate was 93%.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this offering circular:

Name	Age	Position
Raymond M. Gee	60	Chairman of the Board and Chief Executive Officer
Michael Z. Anise	44	President, Chief Financial Officer and Director
Andrew Coatley	38	Chief Operating Officer
Adam A. Martin	49	Chief Investment Officer
Chelsea D. Howlett	28	Vice President of Finance
William H. Carter	72	Director
Richard M. Gee	28	Director
James L. Johnson	54	Director
Terry Robertson	77	Director

Raymond M. Gee. Mr. Gee has served as chairman of our board of directors and chief executive officer of our company in October 2017 as a result of the merger of Mobile Home Rental Holdings LLC with our company. Mr. Gee has 30 years of experience in commercial real estate, development, and structured finance. He has also served as the chief executive officer of Gvest Capital LLC, which provides management and administrative services to various investment and asset ownership entities, since 2012. Prior to forming Gvest Capital LLC, he was the head of real estate and structured products for Royal & SunAlliance and was in charge of a multi-billion-dollar diversified portfolio. Previously he headed the Latin American real estate practice for Arthur Andersen in Mexico City. Mr. Gee is a graduate of the University of Oklahoma with a BBA in finance/real estate.  Mr. Gee was selected to serve on our board of directors due to his management experience in our industry.

Michael Z. Anise. Mr. Anise has served as our chief financial officer and as a member of our board of directors since September 2017 and has served as our president since August 2019. From 2011 to 2017, Mr. Anise was chief financial officer of Crossroads Financial, a commercial finance company. Mr. Anise earned his BS degree in accounting, with a minor in finance, from Florida Atlantic University. Mr. Anise was selected to serve on our board of directors due to finance experience.

Andrew Coatley. Mr. Coatley has served as our chief operating officer since October 2019. From 2014 to October 2019, he was the executive property director for Bainbridge Companies providing operational leadership. Mr. Coatley earned a BS degree in education from The Defiance of Ohio.

Adam A. Martin. Mr. Martin has served as our chief investment officer since October 2017. From 2009 to September 2017, he was CIO of Gvest Capital LLC, a company that provides management and administrative services to various investment and asset ownership entities. Mr. Martin earned is BA degree in finance and master’s degree in land economics and real estate from Texas A&M University.

Chelsea D. Howlett. Ms. Howlett has served as our vice president of finance since January 2021. Ms. Howlett is a licensed Certified Public Accountant in North Carolina and Texas. Prior to joining us, she worked for Ernst and Young, LLP for five and half years as a tax accountant where she advised privately owned businesses and high net worth individuals with tax compliance, planning, and financial reporting. She specialized in businesses with flow-through structures and investments and clients within the real estate sector. During college, Ms. Howlett worked at Trinity Industries, Inc. in their corporate tax department. Ms. Howlett received her master’s degree in accounting from Southern Methodist University and was valedictorian. She also received her BBA degree with a focus in accounting and BA degree in philosophy from Southern Methodist University in 2014.

William H. Carter. Mr. Carter has served as a member of our board of directors since March 2018. He has served as president of The Carter Land Company for the past 15 years. The Carter Land Company has provided brokerage services with respect to 144 manufactured housing communities in the Southeast. The firm presently manages apartments, single family houses, commercial warehouses, mobile home parks, self-storage facilities and retail buildings. Mr. Carter was selected to serve on our board of directors due to his experience in our industry.

Richard M. Gee. Mr. Gee has served as a member of our board of directors since October 2020. He has served as a Vice President of Gvest Capital LLC since 2018. He specializes in acquisitions and development. Prior to joining Gvest Capital LLC, he was a Policy Analyst in the Texas Senate for two years working for a senator. He is a graduate of the University of North Carolina School of Law and received his BA degree in political science from Southern Methodist University. Mr. Gee was selected to serve on the board of directors due to his real estate development experience.

James L. Johnson. Mr. Johnson has served as a member of our board of directors since March 2018. He is the founder of Carpet South Design Inc., where he has served as its CEO since 2013. He also owns a majority interest in Piedmont Stair Works Design LLC. The operations of both of these companies target the real estate improvements industry. Mr. Johnson earned his BS degree in business management from the University of Phoenix. Mr. Johnson was selected to serve on our board of directors due to experience in the real estate industry.

Terry Robertson. Dr. Robertson has served as a member of our board of directors since December 2018. Since 2007, Mr. Robertson has served as consultant at ROBERTSON Appraisal & Consulting, a real estate appraisal and consulting firm that he founded. Prior to that, he worked at Carroll&Carroll Real Estate Appraisers. Dr. Robertson earned his BBA degree in finance and his PhD from the University of Georgia, and is Professor Emeritus of Price College of Business of the University of Oklahoma. Mr. Robertson is an author of articles and books relating to corporate financial structure, real estate valuation and regional economic development. Dr. Robertson was selected to serve on our board of directors due to finance and real estate investment background.

Directors and executive officers are elected until their successors are duly elected and qualified. There are no arrangements or understandings known to us pursuant to which any director or executive officer was or is to be selected as a director (or director nominee) or executive officer.

Family Relationships

Raymond M. Gee and Richard M. Gee are father and son. There are no other family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Our current board of directors is comprised of six members: Raymond M. Gee, Michael Z. Anise, William H. Carter, Richard M. Gee, James L. Johnson and Terry Robertson. Our board of directors has determined that Messrs. Robertson, Johnson and Carter are independent directors as that term is defined in the rules of the Nasdaq Stock Market.

Our board of directors currently has two standing committees, an audit committee and a compensation committee, which perform various duties on behalf of and report to the board of directors. Each of the standing committees is comprised of a majority of independent directors. From time to time, the board of directors may establish other committees.

Governance Structure

Currently, our chief executive officer is also our chairman. Our board of directors believes that, at this time, having a combined chief executive officer and chairman is the appropriate leadership structure for our company. In making this determination, the board of directors considered, among other matters, Mr. Raymond M. Gee’s experience and tenure, and believed that he is highly qualified to act as both chairman and chief executive officer due to his experience, knowledge, and personality. Among the benefits of a combined chief executive officer/chairman considered by the board of directors is that such structure promotes clearer leadership and direction for our company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Board’s Role in Risk Oversight

Our board of directors plays an active role, as a whole and also at the committee level, in overseeing management of our risks and strategic direction. Our board of directors regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Our audit committee oversees the process by which our senior management and relevant employees assess and manage our exposure to, and management of, financial risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed about such risks.

Audit Committee

Our audit committee currently consists of Messrs. Robertson, Anise and Carter, with Mr. Robertson serving as chairman. Our board of directors has determined that each member of our audit committee is able to read and understand fundamental financial statements and has substantial business experience that results in such member’s financial sophistication. Our board of directors further determined that Mr. Robertson possesses the accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of the rules of the Nasdaq Stock Market and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

The primary purposes of our audit committee are to assist our board of directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of our company and audits of our financial statements, including (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) preparing the audit committee report to be filed with the SEC; (viii) reviewing hedging transactions; and (ix) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter. The role and responsibilities of our audit committee are more fully set forth in a written charter adopted by our board of directors, which is available on our website at www.mhproperties.com.

Compensation Committee

Our compensation committee currently consists of Messrs. Johnson, Raymond Gee and Robertson, with Mr. Johnson serving as chairman. The primary purposes of our compensation committee are to assist our board of directors in fulfilling its responsibility to determine the compensation of our executive officers and directors and to approve and evaluate the compensation policies and programs of our company, including (i) reviewing from time to time and approving our corporate goals and objectives relevant to compensation and our executive compensation structure and compensation range; (ii) evaluating the chief executive officer’s performance in light of the goals and objectives and determining and approving the chief executive officer’s compensation based on this evaluation; (iii) determining and approving the compensation paid to our chief financial officer and any other executive officers; (iv) determining the compensation of our independent directors; (v) granting rights to indemnification and reimbursement of expenses to any officers, employees or directors; (vi) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (vii) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter. The role and responsibilities of our compensation committee are more fully set forth in a written charter adopted by our board of directors, which is available on our website at www.mhproperties.com.

The policies underlying our compensation committee’s compensation decisions are designed to attract and retain the best-qualified management personnel available. We routinely compensate our executive officers through salaries. At our discretion, we may reward executive officers and employees through bonus programs based on profitability and other objectively measurable performance factors. Additionally, we use stock options and other incentive awards to compensate our executives and other key employees to align the interests of our executive officers with the interests of our stockholders. In establishing executive compensation, our compensation committee will evaluate compensation paid to similar officers employed at other companies of similar size in the same industry and the individual performance of each officer as it impacts our overall performance with particular focus on an individual’s contribution to the realization of operating profits and the achievement of strategic business goals. Our compensation committee will further attempt to rationalize a particular executive’s compensation with that of other executive officers of our company in an effort to distribute compensation fairly among the executive officers. Although the components of executive compensation (salary, bonus and incentive grants) will be reviewed separately, compensation decisions will be made based on a review of total compensation.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table – Years Ended December 31, 2020 and 2019

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Total ($)
Raymond M. Gee, Chief Executive Officer	2020	-	-	6,500	6,500
	2019	-	-	2,700	2,700
Michael Z. Anise, President and Chief Financial Officer	2020	150,000	-	6,500	156,500
	2019	150,000	5,230	2,700	157,930
Adam A. Martin, Chief Investment Officer	2020	130,000	-	-	130,000
	2019	130,000	-	-	130,000

(1)	The amount is equal to the aggregate grant-date fair value with respect to the awards, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock previously awarded to the executive officers named above at the fiscal year ended December 31, 2020.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael Z. Anise	231,000	-	-	$0.01	12/11/2027
Michael Z. Anise	58,000	29,000	-	$0.27	12/30/2029
Adam A. Martin	240,000	-	-	$0.01	12/12/2027

Director Compensation

The table below sets forth our non-executive officer directors’ compensation during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
William H. Carter	10,000	6,500	16,500
Richard M. Gee	4,000	-	4,000
James L. Johnson	10,000	6,500	16,500
Terry Robertson	10,000	6,500	16,500

(1)	During the second quarter of 2020, we awarded 10,000 shares of Common Stock to each of our directors under our Stock Compensation Plan. These shares vested in full on the date of issuance. The amount is equal to the aggregate grant-date fair value with respect to the awards, computed in accordance with FASB ASC Topic 718.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of April 12, 2021 by (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of our Common Stock. Unless otherwise specified, the address of each of the persons set forth below is in care of our company, 136 Main Street, Pineville, NC 28134.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Raymond M. Gee, Chairman and Chief Executive Officer (3)	Common Stock	8,665,000	69.86%
Michael Z. Anise, President, Chief Financial Officer and Director (4)	Common Stock	309,000	2.43%
Andrew Coatley, Chief Operating Officer (5)	Common Stock	20,000	*
Adam A. Martin, Chief Investment Officer (6)	Common Stock	240,000	1.90%
William H. Carter, Director	Common Stock	20,000	*
Richard M. Gee, Director	Common Stock	0	*
James L. Johnson, Director	Common Stock	20,000	*
Terry Robertson, Director	Common Stock	20,000	*
All officers and directors as a group (7 persons named above)	Common Stock	9,294,000	74.84%
Michael P. Kelly (7)	Common Stock	2,000,000	16.12%
Joseph Jackson (8)	Common Stock	1,254,506	10.11%

*	Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Except as set forth below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our Common Stock.

(2)	A total of 12,403,680 shares of our Common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of April 12, 2021. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Includes 20,000 shares of Common Stock held directly and 8,645,000 shares of Common Stock held by Gvest Real Estate Capital LLC. Raymond M. Gee is the Managing Member of Gvest Real Estate Capital LLC and has voting and investment control over the shares held by it.

(4)	Includes 20,000 shares of Common Stock held directly and 289,000 shares of Common Stock which Mr. Anise has the right to acquire within 60 days through the exercise of vested options.

(5)	Consists of 20,000 shares of Common Stock which Mr. Coatley has the right to acquire within 60 days through the exercise of vested options.

(6)	Consists of 240,000 shares of Common Stock which Mr. Martin has the right to acquire within 60 days through the exercise of vested options.

(7)	Represents shares held by The Raymond M Gee Irrevocable Trust. Michael P. Kelly is the Trustee of The Raymond M Gee Irrevocable Trust and has voting and investment control over the shares held by it.

(8)	Represents shares held by Metrolina Loan Holdings, LLC. Joseph Jackson is the Managing Member of Metrolina Loan Holdings, LLC and has voting and investment control over the shares held by it. The address of Metrolina Loan Holdings, LLC is 108 Gateway Blvd, Suite 104, Mooresville, NC 28117.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2019 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	On October 1, 2017, we issued a revolving promissory note to Raymond M. Gee, our chairman and chief executive officer, pursuant to which we may borrow up to $1,500,000 from Mr. Gee on a revolving basis for working capital purposes. This note has a five-year term with no annual interest and principal payment is deferred until the maturity date. As of December 31, 2020 and 2019, the outstanding balance on this note was $0 and $878,867, respectively.

●	On May 8, 2017, we issued a promissory note to Metrolina in the principal amount of $3,000,000. The note is interest only payment based on 8%, and 10% deferred until maturity to be paid with principal balance. The note originally awarded Metrolina 455,000 shares of Common Stock as consideration, which resulted in making Metrolina a related party due to its significant ownership. During the year ended December 31, 2019, we paid off the entire balance on the note of $2,754,550 plus interest and amended the agreement to allow for the redeployment of the $3,000,000 available, eliminated the conversion option whereby Metrolina could convert the ratio of total outstanding debt at time of exercise of the option into an amount of newly issued shares of our Common Stock determined by dividing the outstanding indebtedness by $3,000,000 multiplied by 10% with a cap of 864,500 shares. The amendment resulted in issuing an additional 545,000 shares with a fair value of $305,200 for a total of 1,000,000 shares awarded to Metrolina. The note gives Metrolina the right and option to purchase its pro rata share of debt or equity securities issued to maintain up to 10% equity interest in our company at the most recent price of any equity transaction for seven years from the amendment dated February 26, 2019. This note was to mature in May of 2023. In September 2020, we paid off the full balance and terminated the note. This related party note was guaranteed by Mr. Gee. As of December 31, 2020 and 2019, the balance on this note was $0 and $1,730,000, respectively.

●	In January 2019, we executed an agreement to acquire the 25% minority interest in Pecan Grove and issued 2,000,000 shares of our Common Stock to Gvest Real Estate Capital LLC, an entity controlled by Mr. Gee, for the minority interest acquisition, which were valued at the historical cost value of $293,241.

●	During the years ended December 31, 2020 and 2019, we recorded $0 and $36,741, respectively, in revenues related to property management consulting services provided to Gvest Real Estate Capital LLC.

●	During the years ended December 31, 2020 and 2019, Mr. Gee received fees of $370,000 and $50,000, respectively, for his personal guarantee on promissory notes relating to our loans. The fees were recorded as loan costs and are amortized over the life of the loans.

●	In August 2019, we entered into an office lease agreement with Gvest Real Estate Capital LLC for the lease of our offices. The lease is $4,000 per month and is on a month-to-month term. During the years ended December 31, 2020 and 2019, we paid $48,000 and $16,000, respectively, of rent expense to Gvest Real Estate Capital LLC.

●	In December 2020, we sold 305 park owned homes in four communities to Gvest Finance LLC and Gvest Homes 1 LLC for a total of $4,648,967. We also executed a management agreement with these entities to manage the homes while remitting to our company all income, less any sums paid out for debt service plus 5% of the debt service payment. See also “Our Corporate History and Structure.”

Parent Company

As of April 12, 2021, Gvest Real Estate Capital LLC holds approximately 69.70% of our issued and outstanding voting securities.

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws which have been filed as exhibits to the offering statement of which this offering circular is a part.

Our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

As of the date of this offering circular, there were 12,403,680 shares of Common Stock, 1,890,000 shares of Series A Preferred Stock and 758,551 shares of Series B Preferred Stock issued and outstanding. No other shares of our capital stock were issued and outstanding as of such date.

Common Stock

Holders of our Common Stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights.  Subject to the rights of holders of any then outstanding shares of our Preferred Stock, our Common Stockholders are entitled to any dividends that may be declared by our board.  Holders of our Common Stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our Preferred Stock then outstanding.  Holders of our Common Stock have no preemptive rights to purchase shares of our stock.  The shares of our Common Stock are not subject to any redemption provisions.   The rights, preferences and privileges of holders of our Common Stock will be subject to those of the holders of any shares of our Preferred Stock that we may issue in the future.

Preferred Stock

Our articles of incorporation further authorize the board of directors to issue, from time to time, without stockholder approval, up to 10,000,000 shares of Preferred Stock. Our board may, from time to time, authorize the issuance of one or more classes or series of Preferred Stock without stockholder approval. Subject to the provisions of our articles of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our Preferred Stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated Preferred Stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of Preferred Stock may adversely affect the rights of our common stockholders by, among other things: restricting dividends on the Common Stock; diluting the voting power of the Common Stock; impairing the liquidation rights of the Common Stock; or delaying or preventing a change in control without further action by the stockholders.

Series A Preferred Stock

On May 8, 2019, we filed a certificate of designation with the Nevada Secretary of State to establish our Series A Preferred Stock. We designated a total of 4,000,000 shares of Preferred Stock as “Series A Cumulative Convertible Preferred Stock.” Our Series A Preferred Stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

Ranking. The Series A Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock and pari passu with our Series B Preferred Stock and Series C Preferred Stock. The terms of the Series A Preferred Stock will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Dividend Rate and Payment Dates. Dividends on our Series A Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series A Preferred Stock will be entitled to receive cumulative dividends in the amount of $0.017 per share each month, which is equivalent to the rate of 8% of the $2.50 liquidation preference per share. Dividends on shares of our Series A Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings.

Liquidation Preference. The liquidation preference for each share of our Series A Preferred Stock is $2.50. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series A Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of our Common Stock and on a pari passu basis with holders of our Series B Preferred Stock and Series C Preferred Stock, the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares.

Stockholder Optional Conversion. Each share of Series A Preferred Stock is convertible, at any time and from time to time, at the option of the holder thereof and without the payment of additional consideration, into that number of shares of Common Stock determined by dividing the liquidation preference of such share by the conversion price then in effect. The conversion price is initially equal $2.50, subject to adjustment as set forth in the certificate of designation. In addition, if at any time the trading price of our Common Stock is greater than the liquidation preference of $2.50, we may deliver a written notice to all holders to cause each holder to convert all or part of such holders Series A Preferred Stock.

Company Call and Stockholder Put Options. Commencing on the fifth anniversary of the initial issuance of shares of our Series A Preferred Stock and continuing indefinitely thereafter, we shall have a right to call for redemption the outstanding shares of our Series A Preferred Stock at a call price equal to $3.75, or 150% of the original issue price of our Series A Preferred Stock, and correspondingly, each holder of shares of our Series A Preferred Stock shall have a right to put the shares of Series A Preferred Stock held by such holder back to us at a put price equal to $3.75, or 150% of the original issue purchase price of such shares.

Further Issuances. We will not be required to redeem shares of our Series A Preferred Stock at any time except as otherwise described above under the caption “Company Call and Stockholder Put Options.” Accordingly, the shares of our Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our call right, the holder of the Series A Preferred Stock exercises his put right or the holder of shares of Series A Preferred Stock converts such stock into Common Stock in accordance with the terms of the Series A Preferred Stock. The shares of Series A Preferred Stock are not subject to any sinking fund.

Voting Rights. We may not authorize or issue any class or series of equity securities ranking senior to the Series A Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend our articles of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the Series A Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of our outstanding shares of Series A Preferred Stock, voting together as a class. Otherwise, holders of the shares of our Series A Preferred Stock do not have any voting rights.

Series B Preferred Stock

On December 2, 2019, we filed a certificate of designation with the Nevada Secretary of State to establish our Series B Preferred Stock. We designated a total of 1,000,000 shares of Preferred Stock as “Series B Cumulative Redeemable Preferred Stock.” Our Series B Preferred Stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

Ranking. The Series B Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock and pari passu with our Series A Preferred Stock and Series C Preferred Stock. The terms of the Series B Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series B Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Dividend Rate and Payment Dates. Dividends on the Series B Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series B Preferred Stock are entitled to receive cumulative dividends in the amount of $0.067 per share each month, which is equivalent to the annual rate of 8% of the $10.00 liquidation preference per share; provided that upon an event of default (generally defined as our failure to pay dividends when due or to redeem shares when requested by a holder), such amount shall be increased to $0.083 per month, which is equivalent to the annual rate of 10% of the $10.00 liquidation preference per share. Dividends on shares of our Series B Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings.

Liquidation Preference. The liquidation preference for each share of our Series B Preferred Stock is $10.00. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series B Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of our Common Stock and on a pari passu basis with holders of our Series A Preferred Stock and Series C Preferred Stock, the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares.

Company Call and Stockholder Put Options. Commencing on November 29, 2024 (the fifth anniversary of the initial closing of this offering) and continuing indefinitely thereafter, we shall have a right to call for redemption the outstanding shares of our Series B Preferred Stock at a call price equal to $15.00, or 150% of the original issue price of our Series B Preferred Stock, and correspondingly, each holder of shares of our Series B Preferred Stock shall have a right to put the shares of Series B Preferred Stock held by such holder back to us at a put price equal to $15.00, or 150% of the original issue purchase price of such shares.

Further Issuances. We will not be required to redeem shares of our Series B Preferred Stock at any time except as otherwise described above under the caption “Company Call and Stockholder Put Options.” Accordingly, the shares of our Series B Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our call right, the holder of the Series B Preferred Stock exercises his put right. The shares of Series B Preferred Stock will not be subject to any sinking fund.

Voting Rights. We may not authorize or issue any class or series of equity securities ranking senior to the Series B Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend our articles of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the Series B Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of our outstanding shares of Series B Preferred Stock, voting together as a class. Otherwise, holders of the shares of our Series B Preferred Stock will not have any voting rights.

No Conversion Right. The Series B Preferred Stock are not convertible into shares of our Common Stock.

Series C Preferred Stock

On April 12, 2021 filed a certificate of designation with the Nevada Secretary of State to establish our Series C Preferred Stock. We designated a total of 47,000 shares of Preferred Stock as “Series C Cumulative Redeemable Preferred Stock.” Our Series C Preferred Stock has following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

Ranking. The Series C Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock and pari passu with our Series A Preferred Stock and Series B Preferred Stock. The terms of the Series C Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series C Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Stated Value. Each share of Series C Preferred Stock has an initial stated value of $1,000, which is equal to the offering price per share, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series C Preferred Stock. The stated value shall automatically increase one time by ten percent (10%) on the fifth (5th) anniversary of the date of issuance of the first share of Series C Preferred Stock.

Dividend Rate and Payment Dates. Dividends on the Series C Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series C Preferred Stock are entitled to receive cumulative monthly cash dividends at a per annum rate of 7% of the stated value (or $5.83 per share each month based on the initial stated value). Dividends on each share begin accruing on, and are cumulative from, the date of issuance and regardless of whether our board of directors declares and pays such dividends. Dividends on shares of our Series C Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings.

Liquidation Preference. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series C Preferred Stock are entitled to receive, before any payment or distribution is made to the holders of our Common Stock and on a pari passu basis with holders of our Series A Preferred Stock and Series B Preferred Stock, a liquidation preference equal to the stated value per share, plus accrued but unpaid dividends thereon.

Redemption Request at the Option of a Holder. Once per calendar quarter, a holder will have the opportunity to request that we redeem that holder’s Series C Preferred Stock. Our board of directors may, however, suspend cash redemptions at any time in its discretion if it determines that it would not be in the best interests of our company to effectuate cash redemptions at a given time because we do not have sufficient cash, including because our board believes that our cash on hand should be utilized for other business purposes. Redemptions will be limited to four percent (4%) of the total outstanding Series C Preferred Stock per quarter and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis. We will redeem shares at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

●	11% if the redemption is requested on or before the first anniversary of the original issuance of such shares;

●	8% if the redemption is requested after the first anniversary and on or before the second anniversary of the original issuance of such shares;

●	5% if the redemption is requested after the second anniversary and on or before the third anniversary of the original issuance of such shares; and

●	after the third anniversary of the date of original issuance of shares to be redeemed, no redemption fee shall be subtracted from the redemption price.

Please see the certificate of designation, which has been filed as an exhibit to the offering statement of which this offering circular forms a part, for the procedures to request a redemption.

Optional Redemption by our company. We have the right (but not the obligation) to redeem shares of Series C Preferred Stock at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon; provided, however, that if we redeem any shares of Series C Preferred Stock prior to the fifth (5th) anniversary of their issuance, then the redemption price shall include a premium equal to ten percent (10%) of the stated value.

Mandatory Redemption by our company. We are required to redeem all outstanding shares of Series C Preferred Stock on the tenth (10th) anniversary of the date of issuance of the first share of Series C Preferred Stock at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon.

Optional Repurchase Upon Death, Disability or Bankruptcy of a Holder. Subject to certain restrictions and conditions, we will also repurchase shares of Series C Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within sixty (60) days of our receipt of a written request from the holder or the holder’s estate at a repurchase price equal to the stated value, plus accrued and unpaid dividends thereon. A “total disability” means a determination by a physician approved by us that a holder, who was gainfully employed and working at least forty (40) hours per week as of the date on which his or her shares were purchased, has been unable to work forty (40) or more hours per week for at least twenty-four (24) consecutive months. Please see the certificate of designation, the form of which has been filed as an exhibit to the offering statement of which this offering circular forms a part, for the procedures to request a repurchase.

Restrictions on Redemption and Repurchase. We are not be obligated to redeem or repurchase shares of Series C Preferred Stock if we are restricted by applicable law or our articles of incorporation from making such redemption or repurchase or to the extent any such redemption or repurchase would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we have no obligation to redeem shares in connection with a redemption request made by a holder if we determine, as of the redemption date, that we do not have sufficient funds available to fund that redemption. In this regard, we will have complete discretion under the certificate of designation for the Series C Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request. To the extent we are unable to complete redemptions we may have earlier agreed to make, we will complete those redemptions promptly after we become able to do so, with all such deferred redemptions being satisfied on a first come, first served, basis.

Voting Rights. The Series C Preferred Stock has no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). However, we may not, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series C Preferred Stock: (i) amend or waive any provision of the certificate of designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series C Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series C Preferred Stock designated for issuance as provided in the certificate of designation); (ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation that are superior to the Series C Preferred Stock; or (iii) amend our articles of incorporation in a manner that adversely and materially affects the rights of the Series C Preferred Stock.

No Conversion Right. The Series C Preferred Stock is not be convertible into shares of our Common Stock.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

●	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock.

These provisions could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquiror, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquiror obtains approval of the target corporation’s disinterested stockholders. These provisions specify three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquiror crosses one of the above thresholds, those shares in an offer or acquisition, and acquired within 90 days thereof, become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Anti-takeover Effects of Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws also contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management.

As noted above, our articles of incorporation authorize our board to issue up to 10,000,000 shares of Preferred Stock without further stockholder approval. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any Preferred Stock could diminish the rights of holders of Common Stock, and therefore could reduce the value of such Common Stock. In addition, specific rights granted to future holders of Preferred Stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board to issue Preferred Stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock.

In addition, according to our articles of incorporation and bylaws neither the holders of Common Stock nor the holders of Preferred Stock have cumulative voting rights in the election of directors. The lack of cumulative voting makes it more difficult for other stockholders to replace the board of directors or for a third party to obtain control of our company by replacing the board of directors. The bylaws also contain a limitation as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is First American Stock Transfer, Inc. with an address at 4747 North 7th Street Suite 170, Phoenix AZ 85014. Their phone number is (602) 485-1346.

PLAN OF DISTRIBUTION

General

We are offering up to a maximum of 47,000 shares of our Series C Preferred Stock. The offering is made through Arete Wealth Management, LLC, our dealer manager, on a “best efforts” basis, which means that the dealer manager is only required to use its good faith efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any specific number or dollar amount of the shares.

The shares will be sold at a public offering price of $1,000 per share. The minimum initial investment is at least $10,000 and any additional purchases must be investments of at least $5,000; provided that purchases of less than $10,000 may be made in the discretion of the dealer manager.

This offering will terminate at the earlier of: (1) the date at which the maximum amount of offered Series C Preferred Stock has been sold, (2) the date which is one year after the offering statement of which this offering circular forms a part is qualified by the SEC, subject to an extension of up to an additional one year at the discretion of our company and the dealer manager, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Arete Wealth Management, LLC is a securities broker-dealer registered with the SEC and a member firm of FINRA. Its principal business address is 1115 W. Fulton Market, 3rd Floor, Chicago, IL 60607. The dealer manager will manage, direct and supervise its associated persons who will be wholesalers in connection with the offering. We expect the dealer manager to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our Series C Preferred Stock in this offering.

Compensation of Dealer Manager and Participating Broker-Dealers

We have agreed to pay to the dealer manager a selling commission of 6.00% of the gross offering proceeds and a dealer manager fee of 2.75% of the gross offering proceeds. The dealer manager may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. In addition, the dealer manager also may reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer to such participating broker-dealer as a non-accountable marketing and due diligence allowance or as a wholesale fee. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

In addition to the selling commissions and dealer management fee, we have agreed to pay the dealer manager a monthly service fee of $2,500 and to reimburse the deal manager for such expenses incurred in connection with the offering as mutually agreed to by us and the dealer manager.

Notwithstanding the foregoing, the combined selling commissions, dealer manager fee and additional compensation paid to the dealer manager for this offering will not exceed 10% of the aggregate gross proceeds of this offering.

We will not pay any selling commissions, but will pay dealer manager fees, in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Investors may agree with their broker-dealers to reduce the amount of selling commissions payable with respect to the purchase of their shares down to zero (i) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice, or (ii) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department. The net proceeds to us will not be affected by reducing commissions payable in connection with such sales. Neither the dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in the shares offered hereby.

No commissions or additional compensation will be payable on shares issued in satisfaction of our redemption payment obligations.

The table below sets forth the nature and estimated amount of all items viewed as compensation by FINRA, assuming we sell all the shares offered hereby.

	Per Share	Maximum Offering
Public offering price	$1,000	$47,000,000
Sales commissions(1)(3)	$60.0	$2,820,000
Dealer manager fee(1)(3)	$27.5	$1,292,500
Proceeds to us, before expenses(2)(3)	$912.5	$42,887,500

(1)	Selling commissions and the dealer manager fee will equal up to and including 6.00% and 2.75% of aggregate gross proceeds, respectively. Each is payable to the dealer manager. However, the dealer manager may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. In addition, the dealer manager also may reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer to such participating broker-dealer as a non-accountable marketing and due diligence allowance or as a wholesale fee. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

(2)	In addition to the selling commissions and dealer management fee, we have agreed to pay the dealer manager a monthly service fee of $2,500 and to reimburse the deal manager for such expenses incurred in connection with the offering as mutually agreed to by us and the dealer manager.

(3)	The combined selling commissions, dealer manager fee and additional compensation paid to the dealer manager for this offering will not exceed 10% of the aggregate gross proceeds of this offering.

We will be responsible for all expenses related to the issuance and distribution of the Series C Preferred Stock in this offering, including all expenses incident to marketing the offering and submitting filings with federal and state regulatory authorities, legal and accounting fees, and all costs of reproduction and distribution of this offering circular and any amendment or supplement thereto. We estimate that our total offering expenses, excluding the selling commissions and dealer manager fees, be approximately $684,500.

To the extent permitted by law and our articles of incorporation, we will indemnify the participating broker-dealers and the dealer manager against certain civil liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. Nevertheless, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

Purchase of Securities by Our Officers and Directors

Our officers and directors and affiliates of our officers and directors are permitted to purchase shares in this offering. Any such purchases shall be conducted in compliance with the applicable provisions of Regulation M.

Investment Procedures

Investors must complete and execute a subscription agreement for a specific number of shares and pay for the shares at the time of the subscription. Subscription agreements may be submitted in paper form, or electronically, if electronic subscription agreements and signature are made available to you by your broker-dealer or registered investment advisor. Generally, when submitting a subscription agreement electronically, a prospective investor will be required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. You may pay the purchase price for your shares by check or wire transfer in accordance with the instructions contained in your subscription agreement. Completed subscription agreements will be sent by your broker-dealer or registered investment advisor, as applicable, to the dealer manager at the address set forth in the subscription agreement. Subscription payments should be delivered directly to the escrow agent, Wilmington Trust, National Association, in accordance with the instructions contained in the subscription agreement. If you send your subscription payment to your broker or registered investment advisor, then your broker or registered investment advisor will immediately forward your subscription payment to the escrow agent. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

You may not subscribe to this offering prior to the date offering statement of which this offering circular forms a part is qualified by the SEC. Before such date, you may only make non-binding indications of your interest to purchase securities in the offering. For any subscription agreements received after such date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If rejected, we will return all funds to the rejected investor within ten business days. The funds will remain in the escrow account pending the completion of anti-money laundering, know your client and similar background checks.  We intend to conduct the initial closing on a date mutually determined by us and the dealer manager.  In determining when to conduct the initial closing we and the dealer manager will take into account the number of investors with funds in escrow that have cleared the requisite background checks and the total amount of funds held in escrow pending an initial closing (although no minimum amount of funds is required to conduct an initial closing).  Upon the initial closing all funds in escrow will be transferred into our general account.

Following the initial closing of this offering, we expect to have several subsequent closings of this offering until the maximum offering amount is raised or the offering is terminated. We expect to have closings on a monthly basis and expect that we will accept all funds subscribed for each month subject to our working capital and other needs consistent with the use of proceeds described in this offering circular.  Investors should expect to wait approximately one month and no longer than forty-five days before we accept their subscriptions and they receive the securities subscribed for.  An investor’s subscription is binding and irrevocable and investors will not have the right to withdraw their subscription or receive a return of funds prior to the next closing unless we reject the investor’s subscription. You will receive a confirmation of your purchase promptly following the closing in which you participate.

Investment Amount Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an accredited investor:

●	A person who had individual income in excess of $200,000 in each of the two most recent years or joint income with their spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year

●	A person whose individual net worth, or joint net worth with their spouse or spousal equivalent, exceeds $1,000,000

●	A director or executive officer of our company

●	A person holding one of the following licenses in good standing: General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65)

●	An entity all of whose beneficial equity owners meet one of the conditions in the first two bullets above

●	An entity that has total assets in excess of $5,000,000, was not formed for the specific purpose of acquiring the securities offered and is one or more of the following (A) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; (B) a corporation, (C) a Massachusetts or similar business trust, (D) a partnership, or (E) a limited liability company

●	A trust with total assets exceeding $5,000,000, which was not formed for the specific purpose of acquiring the securities offered and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in the securities offered

●	A bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity

●	A broker or dealer registered pursuant to section 15 of the Exchange Act

●	An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state

●	An investment adviser relying on the exemption from registering with the SEC under section 203(l) or (m) of the Investment Advisers Act of 1940, or the Investment Advisers Act

●	An insurance company as defined in section 2(a)(13) of the Securities Act

●	An investment company registered under the Investment Company Act of 1940, or the Investment Company Act, or a business development company as defined in section 2(a)(48) of the Investment Company Act

●	A Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958

●	A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act

●	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000

●	An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 and (A) the investment decision is made by a plan fiduciary, as defined therein, in Section 3(21), which is either a bank, savings and loan association, insurance company, or registered investment adviser; or (B) the employee benefit plan has total assets in excess of $5,000,000; or (C) the plan is a self-directed plan with investment decisions made solely by persons who are “accredited investors” as defined therein

●	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act

●	A “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act: (A) with assets under management in excess of $5,000,000, (B) that is not formed for the specific purpose of acquiring the securities offered, and (C) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment

●	A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements in the bullet above and whose prospective investment in the issuer is directed by such family office pursuant to clause (C) of that bullet

●	An entity, of a type not listed in the bullets above for entities, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000.

For purposes of calculating net worth a person’s primary residence is not included as an asset; indebtedness that is secured by a primary residence, up to the estimated fair market value of the primary residence at the time of the purchase of securities, is not included as a liability (except that if the amount of such indebtedness outstanding at the time of the purchase of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess is included as a liability); and indebtedness that is secured by a primary residence in excess of the estimated fair market value of the primary residence at the time of the purchase of securities is included as a liability.

In determining income, an investor should add to the investor’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deduction claimed for depletion, contribution to an IRA or Keogh plan, alimony payments, and any amount by which income for long-term capital gains has been reduced in arriving at adjusted gross income.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the dealer manager that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of Series C Preferred Stock covered by this offering circular will be passed upon by Sherman & Howard L.L.C.

EXPERTS

The consolidated financial statements of our company for the year ended December 31, 2020 have been audited by Friedman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report appearing elsewhere herein and in the offering statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

The consolidated financial statements of our company for the year ended December 31, 2019 have been audited by Liggett & Webb, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in its report appearing elsewhere herein and in the offering statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the units offered in this offering. This offering circular does not contain all of the information set forth in the offering statement. For further information with respect to the units offered in this offering and our company, we refer you to the offering statement and to the attached exhibits. With respect to each such document filed as an exhibit to the offering statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our offering statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Our SEC filings, including the offering statement and the exhibits filed with the offering statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Additionally, we will make these filings available, free of charge, on our website at www.mhproperties.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

FINANCIAL STATEMENTS

MANUFACTURED HOUSING PROPERTIES INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of:

Manufactured Housing Properties Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Manufactured Housing Properties Inc. (the “Company”) as of December 31, 2019, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2019, and the related notes. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

We have served as the Company’s auditor since 2017.

Boynton Beach, Florida

April 14, 2020, except for Note 2 and 3, as to which the date is March 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Manufactured Housing Properties Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Manufactured Housing Properties Inc. (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, changes in deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Acquisitions and Disposals

Description of the Matter

As described in Note 1 of the consolidated financial statements, the Company accounts for acquisitions as asset acquisitions in accordance with ASC 805, “Business Combinations,” and allocates the purchase price based on the fair value of the assets acquired, which generally consist of land, site and land improvements, buildings improvements, and rental homes.

How We Addressed the Matter in Our Audit

We obtained agreements and supporting files related to the acquisitions, examined third-party appraisal reports and purchase price allocations, reviewed management analysis and applicable documents supporting capitalized costs associated with the acquisitions. Additionally, in order to ensure that proper disclosure requirements are satisfied, we reviewed and agreed to applicable support management’s assessment of the acquisitions for significance.

/s/ Friedman LLP

We have served as the Company’s auditor since 2020.
Marlton, New Jersey
March 31, 2021

MANUFACTURED HOUSING PROPERTIES INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

	2020	2019
		(as Revised)
Assets

Investment Property
Land	$11,293,818	$10,885,938
Site and Land Improvements	20,924,112	17,466,801
Buildings and Improvements	8,026,993	7,067,520
Total Investment Property	40,244,923	35,420,259
Accumulated Depreciation & Amortization	(2,779,201)	(1,414,201)
Net Investment Property	37,465,722	34,006,058
Cash and Cash Equivalents, including restricted cash of $339,152 and $316,035 respectively	1,988,857	4,147,411
Accounts Receivable, net	46,952	35,237
Other Assets	2,895,221	571,020
Total Assets	$42,396,752	$38,759,726

Liabilities
Accounts Payable	$236,992	$232,171
Notes Payable, net of $1,096,629 and $633,629 debt discount	31,216,738	29,089,358
Line of Credit – Variable Interest Entity, net of $134,051 debt discount	3,214,916	-
Note Payable – Related Party	-	878,867
Note Payable – Line of Credit Related Party	-	1,730,000
Accrued Liabilities	237,442	561,853
Tenant Security Deposits	339,152	316,035
Total Liabilities	35,245,240	32,808,284

Commitments and Contingencies (See note 7)

Redeemable Preferred Stock – subject to redemption
Series A Cumulative Redeemable Convertible Preferred Stock, par value $0.01 per share; 4,000,000 shares authorized; 1,890,000 shares issued and outstanding as of December 31, 2020 and 2019; redemption value $7,087,500	5,381,500	4,909,000
Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share; 1,000,000 shares authorized; 641,254 and 409,722 shares issued and outstanding as of December 31, 2020 and 2019, respectively; redemption value $9,618,810	6,692,076	3,973,610

Deficit
Common Stock, par value $0.01 per share; 200,000,000 shares authorized; 12,398,580 and 12,336,080 shares are issued and outstanding as of December 31, 2020 and 2019, respectively	124,016	123,361
Additional Paid in Capital	(1,052,611)	759,849
Accumulated Deficit	(4,443,675)	(3,840,085)
Total Manufactured Housing Properties Inc. Deficit	(5,372,270)	(2,956,875)
Non-controlling interest in Variable Interest Entity	450,206	25,707
Total Deficit	(4,922,064)	(2,931,168)
TOTAL LIABILITIES AND DEFICIT	$42,396,752	$38,759,726

See accompanying notes to consolidated financial statements

MANUFACTURED HOUSING PROPERTIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019 (a)
Revenue
Rental and related income	$6,380,515	$3,164,284
Management fees, related party	-	36,741
Home sales	-	4,900
Total revenues	6,380,515	3,205,925

Community operating expenses
Repair and maintenance	390,140	280,570
Real estate taxes	315,061	149,187
Utilities	571,182	224,983
Insurance	158,672	92,517
General and administrative expense	198,425	520,195
Total community operating expenses	1,633,480	1,267,452

Corporate payroll and overhead	1,581,807	1,253,383
Depreciation and amortization expense	1,652,509	805,421
Interest expense	1,961,843	1,334,090
Refinancing costs	464,568	552,272
Total Expenses	7,294,207	5,212,618
Gain on sale of property	761,978	-
Net loss before provision for income taxes	(151,714)	(2,006,693)
Provision for income taxes	-	6,347
Net Loss	$(151,714)	$(2,013,040)

Net income attributable to non-controlling interest
Variable interest entity share of net income	451,876	25,707
Net loss attributable to Manufactured Housing Properties Inc.	(603,590)	(2,038,747)
Preferred stock dividends and put option value accretion
Series A preferred dividends	377,353	125,700
Series A preferred put option value accretion	472,500	184,000
Series B preferred dividends	433,790	23,233
Series B preferred put option value accretion	567,217	28,004
Total preferred stock dividends and value accretion	$1,850,860	$360,937

Net Loss attributable to common shareholders	$(2,454,450)	$(2,399,684)

Weighted average shares – basic and fully diluted	12,896,448	13,143,846

Weighted average – basic and fully diluted	$(0.19)	$(0.18)

(a)	Prior-period financial information has been retrospectively adjusted as discussed in Note 2.

See accompanying notes to consolidated financial statements

MANUFACTURED HOUSING PROPERTIES INC.

CONSOLIDATED STATEMENT OF CHANGES IN DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	COMMON STOCK		ADDITIONAL		TOTAL MANUFACTURED HOUSING	NON
	SHARES	PAR VALUE	PAID IN CAPITAL	ACCUMULATED DEFICIT	PROPERTIES INC.	CONTROLLING INTEREST	DEFICIT
Balance at January 1, 2019	10,350,062	$103,500	$451,567	$(1,801,338)	(1,246,271)	$293,241	$(953,030)
Stock option expense	-	-	4,774	-	4,774	-	4,774
Common Stock issuance for acquisition of minority interest (as revised)	2,000,000	20,000	273,241	-	293,241	(293,241)	-
Common stock issuance for related party note	545,000	5,450	299,750	-	305,200	-	305,200
Common stock issuance for cash for related party note	254,506	2,545	66,172	-	68,717	-	68,717
Common stock issuance for service	25,000	250	6,500	-	6,750	-	6,750
Common stock issued to the board	50,000	500	13,000		13,500		13,500
Purchase treasury common stock	(350,000)	(3,500)	(58,337)	-	(61,837)	-	(61,837)
Common stock repurchased and retired	(553,888)	(5,538)	(51,962)	-	(57,500)	-	(57,500)
Stock issued for services	-	-	24,500	-	24,500	-	24,500
Series A Preferred dividends	-	-	(125,700)	-	(125,700)	-	(125,700)
Accretion Series A Preferred	-	-	(184,000)	-	(184,000)	-	(184,000)
Series B Preferred dividends	-	-	(23,233)	-	(23,233)	-	(23,233)
Accretion Series B Preferred	-	-	(28,004)	-	(28,004)	-	(28,004)
Common Stock issuance to preferred share holders	15,400	154	4,004	-	4,158	-	4,158
Imputed interest	-	-	87,577	-	87,577	-	87,577
Net Income (loss)	-	-	-	(2,038,747)	(2,038,747)	25,707	(2,013,040)
Balance at December 31, 2019 (as revised) (a)	12,336,080	$123,361	$759,849	$(3,840,085)	$(2,956,875)	$25,707	$(2,931,168)
Stock Compensation expense	-	-	2,370	-	2,730	-	2,370
Common stock issued to the board	50,000	500	32,000		32,500		32,500
Series A Preferred dividends	-	-	(377,353)	-	(377,353)	-	(377,353)
Accretion Series A Preferred	-	-	(472,500)	-	(472,500)	-	(472,500)
Series B Preferred dividends	-	-	(433,790)	-	(433,790)	-	(433,790)
Accretion Series B Preferred	-	-	(567,217)	-	(567,217)	-	(567,217)
Common Stock issuance to preferred B share holders	12,500	155	4,030	-	4,185	-	4,185
Distributions	-	-	-	-		(27,377)	(27,377)
Net loss	-	-	-	(603,590)	(603,590)	451,876	(151,714)
Balance at December 31, 2020	12,398,580	$124,016	$(1,052,611)	$(4,443,675)	$(5,372,270)	$450,206	$(4,922,064)

(a)	Prior-period financial information has been retrospectively adjusted as discussed in Note 2.

See accompanying notes to consolidated financial statements

MANUFACTURED HOUSING PROPERTIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Cash Flows from Operating Activities:		(a)
Net Loss	$(151,714)	$(2,013,040)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
In-kind contribution of interest	-	87,577
Gain on sale of Property	(761,978)
Provision for bad debts	-	10,117
Stock option expense	2,370	4,774
Stock compensation expense	32,500	349,950
Write off mortgage cost	464,569	68,280
Amortization debt discount	133,190	47,390
Loss on home sales	-	(11,678)
Depreciation and amortization	1,652,509	758,032
Changes in operating assets and liabilities:
Accounts receivable	(11,715)	(32,367)
Other assets	215,650	(471,548)
Accounts payable	4,820	161,080
Accrued expenses	(329,333)	(46,044)
Other liabilities and deposits	28,039	179,964
Net Cash Provided by (Used in) Operating Activities	1,278,907	(907,513)
Cash Flows from Investing Activities:
Purchases of investment properties	(1,001,000)	(22,875,479)
Capital Improvements	(1,299,195)	-
Proceeds from sale of properties	2,100,000	4,900
Net Cash Used in Investing Activities	(200,195)	(22,870,579)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock	4,185	72,875
Proceeds from related – party note	-	7,075
Repayment of notes payable – related party	(878,867)	(18,840)
Distribution VIE	(27,377)	-
Proceeds from note payables	16,960,969	25,809,111
Repayment of notes payable	(18,555,939)	(5,172,234)
Proceeds from issuance of preferred stock	2,151,250	8,670,606
Purchase of treasury stock	-	(119,337)
Capitalized financing cost	(1,230,680)	(608,541)
Repayment of note payable – line of credit related party	(1,730,000)	(3,719,550)
Proceeds from related party note	-	2,695,000
Proceeds from Line of Credit – Variable Interest Entity	880,336	-
Preferred shares dividends	(811,143)	(148,933)
Net Cash Provided by Financing Activities	(3,237,266)	27,467,232

Net Change in Cash and cash equivalents	(2,158,554)	3,689,140
Cash and cash equivalents at Beginning of the year	4,147,411	458,271
Cash and cash equivalents at End of the year	$1,988,857	$4,147,411

Cash, cash equivalents and restricted cash consist of the following:
End of year
Cash and cash equivalents	$1,649,705	$3,831,376
Restricted cash	339,152	316,035
Total	$1,988,857	$4,147,411
Cash, cash equivalents and restricted cash consist of the following:
Beginning of year
Cash and cash equivalents	$3,831,376	$295,567
Restricted cash	316,035	162,704
Total	$4,147,411	$458,271

Cash paid for:
Income Taxes	$639	$6,347
Interest	$1,679,114	$1,084,104

Non-Cash Investing and Financing Activities
Purchase of minority interest in Pecan Grove	$-	$293,241
Non-cash Preferred stock accretion	$1,039,717	$212,004
Notes related to acquisitions	$4,150,000	$-
Proceeds related to Line of Credit	$2,468,631	$-

(a)	Prior-period financial information has been retrospectively adjusted as discussed in Note 2.

See accompanying notes to consolidated financial statements

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Organization

Manufactured Housing Properties Inc. (the “Company”) is a Nevada corporation whose principal activities are to acquire, own, and operate manufactured housing communities.

Basis of Presentation

The Company prepares its consolidated financial statements under the accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, entities controlled by the Company through its direct or indirect ownership of a majority interest and any other entities in which the Company has a controlling financial interest. The Company consolidates variable interest entities (“VIEs”) where the Company is the primary beneficiary. The primary beneficiary of a VIE is the party that has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

The Company’s formation of all subsidiaries and VIE’s date of consolidation are as follows:

Name of Subsidiary/VIE	State of Formation	Date of Formation	Ownership
Pecan Grove MHP LLC	North Carolina	October 12, 2016	100% *
Azalea MHP LLC	North Carolina	October 25, 2017	100%
Holly Faye MHP LLC	North Carolina	October 25, 2017	100%
Chatham Pines MHP LLC	North Carolina	October 31, 2017	100%
Maple Hills MHP LLC	North Carolina	October 31, 2017	100%
Lakeview MHP LLC	South Carolina	November 1, 2017	100%
MHP Pursuits LLC	North Carolina	January 31, 2019	100%
Mobile Home Rentals LLC	North Carolina	September 30, 2016	100%
Hunt Club MHP LLC	South Carolina	March 8, 2019	100%
B&D MHP LLC	South Carolina	April 4, 2019	100%
Crestview MHP LLC	North Carolina	June 28, 2019	100%
Springlake MHP LLC	Georgia	October 10, 2019	100%
ARC MHP LLC	South Carolina	November 13, 2019	100%
Countryside MHP LLC	South Carolina	March 12, 2020	100%
Evergreen MHP LLC	Tennessee	March 17, 2020	100%
Gvest Finance LLC	North Carolina	December 11, 2018	VIE
Gvest Finance Homes I LLC	Delaware	November 9, 2020	VIE

*	The Company originally acquired a 75% interest. In January 2019, the Company acquired the remaining 25% interest from a related party.

During the Year ended December 31, 2020, we sold the Butternut manufactured housing community for a total sale price of $2,100,000. The cost net of accumulated depreciation of the community at the time of the sale was $1,338,022. The Company wrote off mortgage costs of $109,529 which is included in refinancing costs on the consolidated statement of operations. The Company recognized a gain on the sale of the property of $761,978 which is included in other income on the consolidated statements of operations.

All intercompany transactions and balances have been eliminated in consolidation.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Revenue Recognition

Mobile home sale revenues are recognized in accordance with Topic 606 of the Financial Accounting Standards Board ( “FASB)” Accounting Standards Codification (“ASC”) for revenue recognition. The Company recognizes revenues in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract, and (5) recognition of revenue when (or as) we satisfy a performance obligation.

Under ASC 842, the Company must assess on an individual lease basis whether it is probable that we will collect the future lease payments. The Company considers the tenant’s payment history and current credit status when assessing collectability. When collectability is not deemed probable, the Company will write-off the tenant’s receivables, including straight-line rent receivable, and limit lease income to cash received.

The Company’s revenues primarily consist of rental revenues and fee and other income. The Company has the following revenue sources and revenue recognition policies:

●	Rental revenues include revenues from the leasing of land lot or a combination of both, the mobile home and land at our properties to tenants.

○	Revenues from the leasing of land lot or a combination of both, the mobile home and land at the Company’s properties to tenants include (i) lease components, including land lot or a combination of both, the mobile home and land, and (ii) reimbursement of utilities and account for the components as a single lease component in accordance with ASC 842.

○	Revenues derived from fixed lease payments are recognized on a straight-line basis over the non-cancelable period of the lease. The Company commences rental revenue recognition when the underlying asset is available for use by the lessee. Revenue derived from the reimbursement of utilities are generally recognized in the same period as the related expenses are incurred. The Company’s leases are month-to-month.

●	Fee and other income include late fees, violation fees and other revenue arising from contractual agreements with third parties. This revenue is recognized as the services are transferred in accordance with ASC 606.

Accounts Receivable

Accounts receivable consist primarily of amounts currently due from residents. Accounts receivables are reported in the balance sheet at outstanding principal adjusted for any charge-offs and the allowance for losses. The Company records an allowance for bad debt when receivables are over 90 days old.

Acquisitions

The Company accounts for acquisitions as asset acquisitions in accordance with ASC 805, “Business Combinations,” and allocates the purchase price of the property based upon the fair value of the assets acquired, which generally consist of land, site and land improvements, buildings and improvements and rental homes. The Company allocates the purchase price of an acquired property generally determined by internal evaluation as well as third-party appraisal of the property obtained in conjunction with the purchase.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Variable Interest Entities

In December 2020, the Company sold 305 park owned homes in four communities to Gvest Finance LLC, a company owned and controlled by the Company’s parent company, Gvest Real Estate Capital LLC, an entity whose sole owner is Raymond M. Gee, the Company’s chairman and chief executive officer, and to its wholly owned subsidiary Gvest Homes 1 LLC, for a total of $4,648,967. The Company also executed a management agreement with these entities to manage the homes while remitting to the Company all income, less any sums paid out for debt service plus 5% of the debt service payment. Primarily due to the Company’s common ownership by Mr. Gee, its power to direct the activities of these entities that most significantly impact their economic performance, and the fact that the Company has the obligation to absorb losses or the right to receive benefits from these entities that could potentially be significant to these entities, Gvest Finance LLC and Gvest Homes 1 LLC are considered to be VIEs in accordance applicable GAAP. A company with interests in a VIE must consolidate the entity if the company is deemed to be the primary beneficiary of the VIE; that is, if it has both (1) the power to direct the economically significant activities of the entity and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. Such a determination requires management to evaluate circumstances and relationships that may be difficult to understand and to make a significant judgment, and to repeat the evaluation at each subsequent reporting date. In accordance with applicable GAAP, because of the common ownership among the entities, the consolidation of the VIEs have been accounted for retrospectively as of the beginning of the first period presented in the consolidated financial statements.

Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding, including vested stock options during the period. Diluted net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding plus the weighted average number of net shares that would be issued upon exercise of stock options pursuant to the treasury stock method. For the years ended December 31, 2020 and 2019, the potentially dilutive penny options for the purchase of 519,675 shares of common stock were included in basic loss per share. Total dilutive securities outstanding as of December 31, 2020 and 2019 totaled 136,500 stock options, 1,890,000 convertible Preferred Series A shares, which are convertible into common shares at $2.50 per share for a total of 756,000, which are not included in dilutive loss per share as the effect would be anti-dilutive.

Use of Estimates

The presentation of financial statements in conformity with GAAP requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Investment Property and Depreciation

Investment property which consists of property and equipment are carried at cost. Depreciation for Sites and Building is computed principally on the straight-line method over the estimated useful lives of the assets (ranging from 15 to 25 years). Depreciation of Improvements to Sites and Buildings, Rental Homes and Equipment and Vehicles is computed principally on the straight-line method over the estimated useful lives of the assets (ranging from 3 to 25 years). Land Development Costs are not depreciated until they are put in use, at which time they are capitalized as Sites and Land Improvements. Interest Expense pertaining to Land Development Costs are capitalized. Maintenance and Repairs are charged to expense as incurred and improvements are capitalized. The costs and related accumulated depreciation of property sold or otherwise disposed of are removed from the financial statement and any gain or loss is reflected in the current period’s results of operations.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Impairment Policy

The Company applies FASB ASC 360-10, “Property, Plant & Equipment,” to measure impairment in real estate investments. Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis without interest) from a rental property is less than the carrying value under its historical net cost basis. These expected future cash flows consider factors such as future operating income, trends and prospects as well as the effects of leasing demand, competition and other factors. Upon determination that a permanent impairment has occurred, rental properties are reduced to their fair value. For properties to be disposed of, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property measured at the time there is a commitment to sell the property and/or it is actively being marketed for sale. A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not recorded. There was no impairment during the year ended December 31, 2020 and 2019.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains cash balances at banks and deposits at times may exceed federally insured limits. Management believes that the financial institutions that hold the Company’s cash are financially secure and, accordingly, minimal credit risk exists. At December 31, 2020 and 2019, the Company had approximately $641,000 and $2,553,000 above the FDIC-insured limit, respectively, including restricted cash held for tenant security deposits of $339,152 and $316,035, respectively.

Stock Based Compensation

All stock based payments to employees, nonemployee consultants, and to nonemployee directors for their services as directors, including any grants of restricted stock and stock options, are measured at fair value on the grant date and recognized in the statements of operations as compensation or other expense over the relevant service period in accordance with FASB ASC Topic 718. Stock based payments to nonemployees are recognized as an expense over the period of performance. Such payments are measured at fair value at the earlier of the date a performance commitment is reached or the date performance is completed. In addition, for awards that vest immediately and are nonforfeitable the measurement date is the date the award is issued. The Company recorded stock option expense of $2,370 and $4,774 during the year ended December 31, 2020 and 2019, respectively.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB ASC for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB ASC to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Reclassifications

Certain amounts in the prior period presentation have been reclassified to conform with the current presentation.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties, if any, with income tax expense in the accompanying consolidated statement of operations. As of December 31, 2020, and December 31, 2019, there were no such accrued interest or penalties.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2022. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

In March 2019, the FASB issued ASU No. 2019-01, “Leases (Topic 842): Codification Improvements.” ASU 2019-01 aligns the guidance for fair value of the underlying asset by lessors with existing guidance in Topic 842. The ASU requires that the fair value of the underlying asset at lease commencement is its cost reflecting in volume or trade discounts that may apply. However, if there has been a significant lapse of time between the date the asset was acquired and the lease commencement date, the definition of fair value as outlined in Topic 820 should be applied. In addition, the ASU exempts both lessees and lessors from having to provide certain interim disclosures in the fiscal year in which a company adopts the new leases standard. The update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company has evaluated the impact this standard had on the consolidated financial statements and determined that it had no impact on the consolidated financial statements.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

In August 2020, the FASB issued ASU 2020-06 “Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity”, which simplifies the guidance for certain convertible debt instruments by removing the separation models for convertible debt with a cash conversion feature or convertible instruments with a beneficial conversion feature. As a result, convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying unaudited condensed consolidated financial statements.

Impact of Coronavirus Pandemic

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

Most states and cities, including where the Company’s properties are located, have reacted by instituting quarantines, restrictions on travel, “stay at home” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it.

The Company is carefully reviewing all rules, regulations, and orders and responding accordingly. The Company has taken steps to take care of its employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for those employees who are not able to work remotely. The Company has also taken precautions with regard to employee, facility and office hygiene as well as implementing significant travel restrictions. The Company is also assessing its business continuity plans for all business units in the context of the pandemic. This is a rapidly evolving situation, and the Company will continue to monitor and mitigate developments affecting its workforce, its tenants, and the public at large to the extent the Company is able to do so.

The rules and restrictions put in place have had a negative impact on the economy and business activity and may adversely impact the ability of the Company’s tenants, many of whom may be restricted in their ability to work, to pay their rent as and when due. In addition, the Company’s property managers may be limited in their ability to properly maintain the Company’s properties. Enforcing the Company’s rights as landlord against tenants who fail to pay rent or otherwise do not comply with the terms of their leases may not be possible as many jurisdictions, including those where are properties are located, have established rules and/or regulations preventing us from evicting tenants for certain periods in response to the pandemic. If the Company is unable to enforce its rights as landlords, our business would be materially affected.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, the Company’s business operations could be further delayed or interrupted. The Company expects that government and health authorities may announce new or extend existing restrictions, which could require the Company to make further adjustments to its operations in order to comply with any such restrictions. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect the Company’s ability to operate its business and result in additional costs.

The extent to which the pandemic may impact the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted as of the date hereof, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment present material uncertainty and risk with respect to the Company’s performance, financial condition, results of operations and cash flows.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 2 – REVISIONS OF PRIOR YEAR IMMATERIAL MISSTATEMENT

Immaterial Misstatement

During the year ended December 31, 2020, the Company identified a certain error in recording its minority interest buyout for Pecan Grove during the first quarter of 2019. This error resulted in decreasing land Investment Property and Equity by $244,321 and had no impact on the Company’s income statements.

The Company assessed the materiality of this error considering both qualitative and quantitative factors and determined that for both the quarter and fiscal year ended December 31, 2019, the error was immaterial. The Company has decided to correct this error as revisions to its previously issued financial statements for the year ended December 31, 2019.

Retrospective Application of Consolidation – Entities Under Common Control

The Company consolidates the accounts of Gvest Finance LLC and Gvest Homes 1 LLC. In accordance with applicable GAAP, due to common ownership among the entities, the consolidation has been accounted for retrospectively as of the beginning of the first period presented in the consolidated financial statements.

The table below present the impacts of the revision and the retrospective application to account for the VIEs in the Company’s consolidated financial statement.

Consolidated Balance Sheets

	December 31, 2019
	As previously reported	Adjustment for Revision	Adjustment for retrospective application	As Revised
Investment Property
Land	$11,130,259	$(244,321)	-	$10,885,938
Total Investment Property	34,811,785	(244,321)	852,795	35,420,259
Net Investment Property	33,416,827	(244,321)	833,552	34,006,058
Total Assets	38,152,131	(244,321)	851,916	38,759,726
Total Liabilities	31,982,075	-	826,209	32,808,284
Additional Paid in Capital	1,004,170	(244,321)	-	759,849
Total Deficit	(2,712,554)	(244,321)	25,707	(2,931,168)
Total Liabilities and Deficit	$38,152,131	$(244,321)	851,916	$38,759,726

The consolidated statement of operations and statement of cash flows for the year ended December 31, 2019 are not presented because there is no impact to these statements due to the revision of a prior year immaterial misstatement. The effect of retrospective application of consolidation on these statements was deemed immaterial. The consolidated statement of operations and statement of cash flows for the year ended December 31, 2019 that are presented in the financial statements reflect the retrospective application of consolidation.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 3 – VARIABLE INTEREST ENTITIES

The Company consolidates the accounts of Gvest Finance LLC and Gvest Homes 1 LLC and will continue to do so until they are no longer considered VIEs. Net operating income associated with these entities are included in the consolidated results of operations for the years ended December 31, 2020 and 2019 were $451,876 and $25,707, respectively. The consolidated balance sheets as of December 31, 2020 and 2019 included the following amounts related to the consolidated VIEs.

	2020	2019
Assets
Investment Property	$6,036,057	$852,795
Accumulated Depreciation	(387,780)	(19,243)
Net Investment Property	5,648,277	833,552
Cash and Cash Equivalents	9,234	1,000
Accounts Receivable, net	3,506	3,356
Other Assets	14,652	14,008
Total Assets	$5,675,669	$851,916

Liabilities and Deficit
Accounts Payable	$4,969	$4,765
Notes Payable	1,994,640	730,111
Line of Credit, net of $134,051 of debt discount	3,214,916	-
Notes Payable, related party	-	80,961
Accrued Liabilities	9,439	10,372
Tenant Security Deposits	1,499	-
Total Liabilities	5,225,463	826,209

Non-Controlling interest	450,206	25,707
Total Non-controlling interest in variable interest entity equity	450,206	25,707

NOTE 4 – INVESTMENT PROPERTY

The following table summarizes the Company’s property and equipment balances are generally used to depreciate the assets on a straight-line basis:

	2020	2019
		(As Revised)
Investment Property
Land	$11,293,818	$10,885,938
Site and Land Improvements	20,924,112	17,466,801
Buildings and Improvements	8,026,993	7,067,520
Total Investment Property	40,244,923	35,420,259
Accumulated Depreciation	(2,779,201)	(1,414,201)
Net Investment Property	$37,465,722	34,006,058

Depreciation expense for the years ended December 31, 2020 and 2019 were $1,652,509 and $805,421, respectively.

During 2019, the Company acquired the 25% minority interest in Pecan Grove MHP LLC.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 5 – ACQUISITIONS AND DISPOSALS

During the year ended December 31, 2019, the Company acquired the assets of five manufactured housing communities. The Company had three additional acquisitions during the year ended December 31, 2020. These were asset acquisitions from third parties and have been accounted for as asset acquisitions. The acquisition date estimated fair value was determined by third party appraisals. The acquisition of the manufactured housing communities acquired assets consisted of the following:

Acquisition Date	Name	Land	Improvements	Building	Total Purchase Price
April 2019	Hunt Club MHP	1,394,275	589,500	3,886	1,987,661
May 2019	B&D MHP	1,750,000	914,061	-	2,664,061
August 2019	Crestview MHP	991,750	2,975,250	1,533,000	5,500,000
November 2019	Springlake MHP	923,213	2,769,637	1,582,650	5,275,500
December 2019	ARC MHP	1,468,750	3,406,250	1,625,000	6,500,000
March 2020	Countryside MHP	152,880	3,194,245	352,875	3,700,000
March 2020	Evergreen MHP	340,000	1,111,000	-	1,451,000
Total		7,020,868	14,959,943	5,097,411	27,078,222

Pro-forma Financial Information (unaudited)

The following unaudited pro-forma information presents the combined results of operations for the periods as if the above acquisitions and sale of manufactured housing communities during 2020 had been completed on January 1, 2019.

	For the Years Ended December 31,
	2020	2019
Total Revenue	$6,431,518	$5,410,405
Total Expenses	4,007,848	4,074,247
Depreciation & Amortization	1,843,936	1,737,982
Interest Expense	2,037,301	1,962,117
Net Income (Loss)	$(1,145,567)	$(2,363,941)
Preferred Stock Dividends / Accretion	1,850,860	360,937
Net Income (Loss)	$(2,996,427)	$(2,724,878)
Net Loss Per Share	$(0.22)	$(0.20)

Butternut Sale

During the year ended December 31, 2020, the Company sold the Butternut manufactured housing community for a total sale price of $2,100,000. The cost net of accumulated depreciation of the community at the time of the sale was $1,338,022. The Company wrote off mortgage costs of $109,529 which is included in refinancing costs on the consolidated statement of operations. The Company recognized a gain on the sale of the property of $761,978 which is included in other income on the consolidated statements of operations.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 6 – PROMISSORY NOTES AND LINES OF CREDIT

Promissory Notes

The Company has issued promissory notes payable to lenders related to the acquisition of its manufactured housing communities. These promissory notes range from 3.3% to 7.0% with 5 to 30 years principal amortization. Two of the promissory notes had an initial 6 months period on interest only payments. The promissory notes are secured by the real estate assets and $26,124,753 for eleven loans were guaranteed by Raymond M. Gee, the Company’s chairman, chief executive officer and owner of the principal stockholder of the Company. During the year ended December 31, 2020, the Company refinanced a total of $16,374,007 from current loans payable to $15,245,000 of new notes payable from five of the communities. The Company used the additional loans payable proceeds from the refinance to retire the related party note payable described below. As of December 31, 2020, the Company wrote off mortgage costs of $464,568 and capitalized $640,895 of mortgage costs due to the refinancing.

In addition, on May 1, 2020, the Company received a $139,300 Paycheck Protection Program (the “PPP”) loan from the United States Small Business Administration under provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP loan contains events of default and other provisions customary for a loan of this type. The PPP provides that the loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. The Company used the proceeds from the PPP loan for qualifying expenses and applied for forgiveness of the PPP loan in accordance with the terms of the CARES Act. However, the Company cannot provide assurance that the loan will be forgiven.

As of December 31, 2020, the outstanding balance on these notes was $32,313,367. The following are terms of these notes.

	Maturity Date	Interest Rate	Balance 12/31/20	Balance 12/31/19
Butternut MHP Land LLC	04/10/25	6.000%	$-	$1,114,819
Butternut MHP Land LLC Mezz	04/01/27	7.000%	-	280,013
Pecan Grove MHP LLC	02/22/29	5.250%	3,037,625	3,095,274
Azalea MHP LLC	03/01/29	5.400%	810,741	835,445
Holly Faye MHP LLC	03/01/29	5.400%	579,825	574,096
Chatham MHP LLC	04/01/24	5.875%	1,734,828	1,771,506
Lakeview MHP LLC	03/01/29	5.400%	1,832,264	1,857,266
B&D MHP LLC	04/25/29	5.500%	1,818,303	1,854,788
Hunt Club MHP LLC	05/01/24	5.750%	2,445,011	1,447,364
Crestview MHP LLC	12/31/30	3.250%	4,800,000	4,173,652
Maple Hills MHP LLC	12/01/30	3.250%	2,400,000	2,688,653
Springlake MHP LLC	11/14/22	3.310%	4,000,000	4,000,000
ARC MHP LLC	01/01/30	5.500%	3,885,328	5,300,000
Countryside MHP LLC	03/20/50	5.500%	1,700,000	-
Evergreen MHP LLC	04/01/32	3.990%	1,135,502	-
PPP Loan	05/01/22	1.000%	139,300	-
Gvest B&D	05/01/24	5.000%	694,640	730,111
Gvest Countryside	03/20/50	5.500%	1,300,000	-
Totals note payables			32,313,367	29,722,987
Discount Direct Lender Fees			(1,096,629)	(633,629)
Total net of Discount			$31,216,738	$29,098,358

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Metrolina Promissory Note – Related Party

On May 8, 2017, the Company issued a promissory note to Metrolina Loan Holdings, LLC (“Metrolina”) in the principal amount of $3,000,000. The note is interest only payment based on 8%, and 10% deferred until maturity to be paid with principal balance. The note originally awarded Metrolina 455,000 shares of Common Stock as consideration, which resulted in making Metrolina a related party due to its significant ownership. During the year ended December 31, 2019, the Company paid off the entire balance on the note of $2,754,550 plus interest and amended the agreement to allow for the redeployment of the $3,000,000 available, eliminated the conversion option whereby Metrolina could convert the ratio of total outstanding debt at time of exercise of the option into an amount of newly issued shares of the Company’s Common Stock determined by dividing the outstanding indebtedness by $3,000,000 multiplied by 10% with a cap of 864,500 shares. The amendment resulted in issuing an additional 545,000 shares with a fair value of $305,200 for a total of 1,000,000 shares awarded to Metrolina. The note gives Metrolina the right and option to purchase its pro rata share of debt or equity securities issued to maintain up to 10% equity interest in the Company at the most recent price of any equity transaction for seven years from the amendment dated February 26, 2019. This was to mature in May of 2023. In September 2020, the Company paid off the full balance and terminated the loan facility. As of December 31, 2020 and 2019, the balance on this note was $0 and $1,730,000, respectively. The related party note was guaranteed by Mr. Gee, the Company’s Chief Executive Officer.

Revolving Promissory Note

On October 1, 2017, the Company issued a revolving promissory note to Raymond M. Gee, the Company’s chairman and chief executive officer, pursuant to which the Company may borrow up to $1,500,000 from Mr. Gee on a revolving basis for working capital purposes. This note has a five-year term with no annual interest and principal payment is deferred until the maturity date. In December 2020, the Company paid off the full balance. As of December 31, 2020 and 2019, the outstanding balance on this note was $0 and $878,867, respectively.

Line of Credit – Occupied Home Facility

On December 24, 2020 Gvest Homes I LLC entered into a loan agreement with a lender for a commitment amount of up to $20,000,0000 provided that only up to $8,500,000 is to be used for homes. The agreement requires the maintenance of certain financial ratios and other affirmative and negative covenants. As of December 31, 2020, the Company was not in compliance with a certain financial covenant. The Company obtained a waiver from the lender for the covenant in March 2021.

For the year ended December 31, 2020 the Lender agreed to advance $3,348,967 to the Company, of which $2,218,630 was due from the lender as of the balance sheet date. Subsequent to December 31, 2020, the Company collected $770,643 of the outstanding balance owed to the Company from the lender. As of December 31, 2020, discount direct lender fees were $134,051.

The loan bears interest at 8.375% and maturity date of the loan is January 1, 2030. Pursuant to the agreement, the Company is obligated to pay a fee to the lender equal to 1% of the amount of each advance which funding fee shall be deducted from the then available commitment amount. The advances are guaranteed by Raymond M. Gee, the Company’s chairman, chief executive officer and owner of the principal stockholder of the Company.

Maturities of Long-Term Obligations for Five Years and Beyond

The minimum annual principal payments of notes payable at December 31, 2020 were:

2021	$787,433
2022	4,798,533
2023	803,740
2024	2,961,214
2025	801,504
Thereafter	25,509,910
Total minimum principal payments	$35,662,334

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 7 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

NOTE 8 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, $0.01 par value.

Series A Cumulative Redeemable Convertible Preferred Stock

On May 8, 2019, the Company filed a certificate of designation with the Nevada Secretary of State pursuant to which the Company designated 4,000,000 shares of its preferred stock as Series A Cumulative Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”). The Series A Preferred Stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

Ranking. The Series A Preferred Stock ranks, as to dividend rights and rights upon liquidation, dissolution, or winding up, senior to the Common Stock and pari passu with the Series B Preferred Stock (as defined below).

Dividend Rate and Payment Dates. Dividends on the Series A Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of Series A Preferred Stock will be entitled to receive cumulative dividends in the amount of $0.017 per share each month, which is equivalent to the rate of 8% of the $2.50 liquidation preference per share. Dividends on shares of Series A Preferred Stock will continue to accrue even if any of the Company’s agreements prohibit the current payment of dividends or the Company does not have earnings. During the years ended December 31, 2020 and 2019, the Company paid dividends of $377,353 and $125,700, respectively.

Liquidation Preference. The liquidation preference for each share of Series A Preferred Stock is $2.50. Upon a liquidation, dissolution or winding up of the Company, holders of shares of Series A Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of Common Stock and on a pari passu basis with holders of Series B Preferred Stock, the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares.

Stockholder Optional Conversion. Each share of Series A Preferred Stock is convertible, at any time and from time to time, at the option of the holder thereof and without the payment of additional consideration, into that number of shares of Common Stock determined by dividing the liquidation preference of such share by the conversion price then in effect. The conversion price is initially equal $2.50, subject to adjustment as set forth in the certificate of designation. In addition, if at any time the trading price of the Common Stock is greater than the liquidation preference of $2.50, the Company may deliver a written notice to all holders to cause each holder to convert all or part of such holders’ Series A Preferred Stock.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Company Call and Stockholder Put Options. Commencing on the fifth anniversary of the initial issuance of shares of Series A Preferred Stock and continuing indefinitely thereafter, the Company will have a right to call for redemption the outstanding shares of Series A Preferred Stock at a call price equal to $3.75, or 150% of the original issue price of the Series A Preferred Stock, and correspondingly, each holder of shares of Series A Preferred Stock shall have a right to put the shares of Series A Preferred Stock held by such holder back to the Company at a put price equal to $3.75, or 150% of the original issue purchase price of such shares. During the years ended December 31, 2020 and 2019, the Company recorded a put option value accretion of $472,500 and $184,000, respectively.

Voting Rights. The Company may not authorize or issue any class or series of equity securities ranking senior to the Series A Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend the Company’s articles of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the Series A Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of the outstanding shares of Series A Preferred Stock, voting together as a class. Otherwise, holders of the shares of Series A Preferred Stock do not have any voting rights.

As of December 31, 2020, there were 1,890,000 shares of Series A Preferred Stock issued and outstanding. As of December 31, 2020, the Series A Preferred Stock balance was made up of Series A Preferred Stock totaling $4,725,000 and accretion of put options totaling $656,500. As of December 31, 2019, the Series A Preferred Stock balance was made up of Series A Preferred Stock totaling $4,725,000 and accretion of put options totaling $184,000.

Series B Cumulative Redeemable Preferred Stock

On December 2, 2019, the Company filed a certificate of designation with the Nevada Secretary of State pursuant to which the Company designated 1,000,000 shares of its preferred stock as Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

Ranking. The Series B Preferred Stock rank, as to dividend rights and rights upon liquidation, dissolution, or winding up, senior to the Common Stock and pari passu with the Series A Preferred Stock.

Dividend Rate and Payment Dates. Dividends on the Series B Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of Series B Preferred Stock will be entitled to receive cumulative dividends in the amount of $0.067 per share each month, which is equivalent to the annual rate of 8% of the $10.00 liquidation preference per share; provided that upon an event of default (generally defined as the Company’s failure to pay dividends when due or to redeem shares when requested by a holder), such amount shall be increased to $0.083 per month, which is equivalent to the annual rate of 10% of the $10.00 liquidation preference per share. During the years ended December 31, 2020 and 2019, the Company paid dividends of $433,790 and $23,233, respectively.

Liquidation Preference. The liquidation preference for each share of Series B Preferred Stock is $10.00. Upon a liquidation, dissolution or winding up of the Company, holders of shares of Series B Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of Common Stock and on a pari passu basis with holders of Series A Preferred Stock, the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Company Call and Stockholder Put Options. Commencing on the fifth anniversary of the initial issuance of shares of Series B Preferred Stock and continuing indefinitely thereafter, the Company will have a right to call for redemption the outstanding shares of Series B Preferred Stock at a call price equal to $15.00, or 150% of the original issue price of the Series B Preferred Stock, and correspondingly, each holder of shares of Series B Preferred Stock shall have a right to put the shares of Series B Preferred Stock held by such holder back to the Company at a put price equal to $15.00, or 150% of the original issue purchase price of such shares. During the years ended December 31, 2020 and 2019, the Company recorded a put option value accretion of $567,217 and $28,004, respectively.

Voting Rights. The Company may not authorize or issue any class or series of equity securities ranking senior to the Series B Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend the Company’s articles of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the Series B Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of outstanding shares of Series B Preferred Stock, voting together as a class. Otherwise, holders of the shares of Series B Preferred Stock do not have any voting rights.

No Conversion Right. The Series B Preferred Stock is not convertible into shares of Common Stock.

On November 1, 2019, the Company launched an offering under Regulation A of Section 3(6) of the Securities Act of 1933, as, amended, for Tier 2 offerings, pursuant to which the Company is offering up to 1,000,000 shares of Series B Preferred Stock at an offering price of $10.00 per share, for a maximum offering amount of $10,000,000. In addition, the Company is offering bonus shares to early investors in this offering, whereby the first 400 investors will receive, in addition to Series B Preferred Stock, 100 shares of Common Stock, regardless of the amount invested, for a total of 40,000 shares of Common Stock.

During the year ended December 31, 2019, the Company sold an aggregate of 409,722 shares of Series B Preferred Stock for total gross proceeds of $4,097,220. After deducting a placement fee and other expenses, the Company received net proceeds of $3,973,610. During the year ended December 31, 2020, the Company sold an aggregate of 231,532 shares of Series B Preferred Stock for total gross proceeds of $2,315,320. After deducting a placement fee and other expenses, the Company received net proceeds of $2,151,250.

As of December 31, 2020, there were 641,254 shares of Series B Preferred Stock issued and outstanding. As of December 31, 2020, the Series B Preferred Stock balance was made up of Series B Preferred Stock totaling $ 6,412,540 and accretion of put options totaling $279,536. As of December 31, 2019, the Series B Preferred Stock balance was made up of Series B Preferred Stock totaling $ 4,097,220 and accretion of put options totaling $123,610.

Common Stock

The Company is authorized to issue up to 200,000,000 shares of Common Stock, par value $0.01 per share. As of December 31, 2020 and 2019, there were 12,398,580 and 12,336,080 shares of Common Stock issued and outstanding, respectively.

Stock Issued for Service

In November 2018, the Company issued 350,000 shares of Common Stock for services to an investment bank for advisory services with a fair value of $171,500, and $24,500 of that fair value was expensed during the three months ended September 30, 2019. During year ended December 31, 2019, the Company purchased these shares back for a total of $61,837 and canceled the shares due to the termination of the advisory service agreement with the investment bank.

In February 2019, the Company issued an additional 545,000 shares of Common Stock for services to Metrolina with a fair value of $305,200.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

In October 2019, the Company issued 25,000 shares of Common Stock for consulting services with a value of $6,750.

In November 2019, the Company issued 50,000 shares of Common Stock to board members with a value of $13,500.

In April 2020, the Company issued 50,000 shares of Common Stock to board members with a value of $32,500.

Stock Issued for Cash

In June 2019, the Company issued an additional 254,506 shares of Common Stock for cash of $68,717 to Metrolina upon its exercise of its option to purchase additional stock to maintain up to 10% ownership of the Company’s Common Stock outstanding.

During the years ended December 31, 2020 and 2019, the Company issued 12,500 and 15,400 shares of Common Stock, respectively, to early investors in the Regulation A offering, valued at $4,185 and $4,158, respectively.

Stock issued for Acquisition

In January 2019, the Company issued 2,000,000 shares of Common Stock to Gvest Real Estate Capital LLC, which is controlled and owned by Mr. Gee, the Company’s Chief Executive Officer, to acquire the 25% minority interest in Pecan Grove, which were valued at the historical cost value of $293,241.

Equity Incentive Plan

In December 2017, the Board of Directors, with the approval of a majority of the stockholders of the Company, adopted the Manufactured Housing Properties Inc. Stock Compensation Plan (the “Plan”) which is administered by the Compensation Committee. As of December 31, 2020, there were 656,175 shares granted and 343,825 shares remaining available under the Plan.

The Company has issued options to directors and officers under the Plan. One third of the options vest immediately, and two thirds vest in equal annual installments over a two-year period. The Company issued 519,675 shares in December 2017 and 136,500 shares in December 2019.

The Company recorded stock option expense of $2,370 and $4,774 during the years ended December 31, 2020 and 2019, respectively.

The following table summarizes the stock options outstanding as of December 31, 2020:

	Number of options	Weighted average exercise price (per share)	Weighted average remaining contractual term (in years)
Outstanding at December 31, 2019	656,175	$0.03	8.7
Granted	-	-	-
Exercised	-	-	-
Forfeited / cancelled / expired	-	-	-
Outstanding at December 31, 2020	656,175	$0.03	7.7

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price at fiscal year-end and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holder had all options holders exercised their options on December 31, 2020. As of December 31, 2020, there were 656,175 “in-the-money” options with an aggregate intrinsic value of $1,598,386.

The following table summarizes information concerning options outstanding as of December 31, 2020.

Strike Price Range ($)	Outstanding stock options	Weighted average remaining contractual term (in years)	Weighted average outstanding strike price	Vested stock options	Weighted average vested strike price
$0.01	519,675	7.0	$0.01	519,675	$0.01
$0.27	136,500	9.0	$0.27	45,500	$0.27

The following table summarizes information concerning options outstanding as of December 31, 2019.

Strike Price Range ($)	Outstanding stock options	Weighted average remaining contractual term (in years)	Weighted average outstanding strike price	Vested stock options	Weighted average vested strike price
$0.01	519,675	8.0	$0.01	519,675	$0.01
$0.27	136,500	10.0	$0.27	45,500	$0.27

The table below presents the weighted average expected life in years of options granted under the Plan as described above. The risk-free rate of the stock options is based on the U.S. Treasury yield curve in effect at the time of grant, which corresponds with the expected term of the option granted.

The fair value of stock options was estimated using the Black Scholes option pricing model with the following assumptions for grants made during the periods indicated.

Stock option assumptions	December 31, 2020	December 31, 2019
Risk-free interest rate	-	0.26%
Expected dividend yield	-	0.00%
Expected volatility	-	15.17%
Expected life of options (in years)	-	10.0

NOTE 8 – RELATED PARTY TRANSACTIONS

On October 1, 2017, the Company issued a revolving promissory note to Raymond M. Gee, the Company’s chairman and chief executive officer, pursuant to which the Company may borrow up to $1,500,000 from Mr. Gee on a revolving basis for working capital purposes. This note has a five-year term with no annual interest and principal payment is deferred until the maturity date. In December 2020, the Company paid off the full balance. As of December 31, 2020 and 2019, the outstanding balance on this note was $0 and $878,867, respectively.

On May 8, 2017, the Company issued a promissory note to Metrolina in the principal amount of $3,000,000. The note is interest only payment based on 8%, and 10% deferred until maturity to be paid with principal balance. The note originally awarded Metrolina 455,000 shares of Common Stock as consideration, which resulted in making Metrolina a related party due to its significant ownership. During the year ended December 31, 2019, the Company paid off the entire balance on the note of $2,754,550 plus interest and amended the agreement to allow for the redeployment of the $3,000,000 available, eliminated the conversion option whereby Metrolina could convert the ratio of total outstanding debt at time of exercise of the option into an amount of newly issued shares of the Company’s Common Stock determined by dividing the outstanding indebtedness by $3,000,000 multiplied by 10% with a cap of 864,500 shares. The amendment resulted in issuing an additional 545,000 shares with a fair value of $305,200 for a total of 1,000,000 shares awarded to Metrolina. The note gives Metrolina the right and option to purchase its pro rata share of debt or equity securities issued to maintain up to 10% equity interest in the Company at the most recent price of any equity transaction for seven years from the amendment dated February 26, 2019. This note was to mature in May of 2023. In September 2020, the Company paid off the full balance and terminated the loan facility. As of December 31, 2020 and 2019, the balance on this note was $0 and $1,730,000, respectively. The related party note was guaranteed by Mr. Gee, the Company’s Chief Executive Officer.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

In January 2019, the Company issued 2,000,000 shares of Common Stock to Gvest Real Estate Capital LLC, an entity controlled by Mr. Gee, the Company’s Chief Executive Officer, to acquire the 25% minority interest in Pecan Grove, which were valued at the historical cost value of $293,241.

In August 2019, the Company entered into an office lease agreement with Gvest Real Estate Capital LLC for the lease of its offices. The lease was $4,000 per month and is on a month-to-month term, starting on January 1, 2021 lease was increased to $12,000 per month. Total rent expense for the years ended December 31, 2020 and 2019 was $48,000 and $20,000, respectively.

During the years ended December 31, 2020 and 2019, the Company recorded $0 and $36,741, respectively, in revenues related to property management consulting services provided to Gvest Real Estate Capital LLC.

During the year ended December 31, 2020 and 2019, Mr. Gee, the Company’s Chief Executive Officer, received a $370,000 and $50,000, respectively fees for his personal guarantee on certain promissory notes relating to the refinancing and acquisitions of our mobile home communities.

NOTE 9 – INCOME TAXES

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “TCJA”) that significantly reforms the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The TCJA, among other things, contains significant changes to corporate taxation, including a reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, effective as of January 1, 2018; a limitation of the tax deduction for interest expense; a limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2017 (though any such tax losses may be carried forward indefinitely); and modifying or repealing many business deductions and credits.

The Company has significant business interest expense; however, the TCJA provision implementing a limitation of the tax deduction for interest expense does not apply to the Company as it qualifies for the small business exemption. On the 2019 tax return, the company elected to take 100% bonus depreciation deduction available under the new TCJA tax legislation, which applies to qualified property placed in service after September 27, 2017 and before January 1, 2023. This large expense created a deferred tax liability and also increased 2019 NOL significantly.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, superseded the change related to NOLs from TCJA and permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company is currently evaluating the impact of the CARES Act, but at present does not expect that the NOL carryback provision of the CARES Act would result in a material cash benefit to us.

At December 31, 2020 and 2019, the Company had net deferred tax assets principally arising from the net operating loss carry forwards for income tax purposes multiplied by the Federal statutory tax rate of 21%. As management of the Company cannot determine that it is more likely than not that we will realize the benefit of the deferred tax assets, a valuation allowance equal to the deferred tax asset has been established at December 31, 2020 and 2019.

As of December 31, 2020, and 2019, the Company had net operating loss carryforwards of approximately $17,005,734 and $3,057,500, respectively. The change in the valuation allowance for the years ended December 31, 2020 and 2019 were $2,364,875 and $403,987, respectively. The provision to return true up adjustment primarily related to bonus depreciation deducted on the 2019 tax return on all qualifying assets purchased and placed in service in 2019 which was not captured in the 2019 provision calculation and the Company’s true up of all prior year NOLs as calculated at provision to the prior year tax returns.

MANUFACTURED HOUSING PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

The significant components of the current income tax benefit at December 31, 2020 and 2019 was as follows:

	For the Years Ended
	December 31, 2020	December 31, 2019
Statutory rate applied to income (loss) before income taxes	$(1,068,482)	$(515,347)
Increase (decrease) in income taxes results from:
Non-deductible expense	-	123,107
VIE Income	451,876	(5,400)
Change in valuation allowance	2,364,876	403,987
Provision to return true up	(1,748,270)	-
Income tax expense (benefit)	$-	$6,347

The difference between income tax expense computed by applying the federal statutory corporate tax rate and provision for actual income tax is as follows:

	For the Years Ended
	December 31, 2020	December 31, 2019
Income tax benefit at U.S. statutory rate of 21%	-21.00%	-21.00%
Income tax benefit - State	-3.63%	-3.33%
Non-deductible expense	-%	5.97%
VIE Income	-10.42%	-0.24%
Change in valuation allowance	-54.51%	19.82%
Provision to return true up	-40.30%	-%
Income tax expense (benefit)	0.00%	1.22%

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The effects of temporary differences that gave rise to net deferred tax assets are as follows:

	For the Years Ended
	December 31, 2020	December 31, 2019
Deferred tax liabilities:
Depreciation	$(761,455)	$-
Amortization expense	(269,076)	-
Other	(584)	-
Deferred tax assets:
Amortization expense	-	11,544
Operating loss carryforwards	4,188,512	780,978
Gross deferred tax assets	3,157,397	792,522
Valuation allowance	(3,157,397)	(792,522)
Net deferred income tax asset	$-	$-

NOTE 10 – SUBSEQUENT EVENTS

Additional Closings of Regulation A Offering

Subsequent to December 31, 2020, the Company sold an aggregate of 74,882 shares of Series B Preferred Stock is additional closings of the Regulation A offering described above for total gross proceeds of $748,820. After deducting a placement fee, we received net proceeds of approximately $696,403. The Company also issued 2,900 shares of Common Stock to additional early investors.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
1.1**	Form of Managing Broker Dealer Agreement
2.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 filed on April 19, 2018)
2.2	Certificate of Designation of Series A Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on May 9, 2019)
2.3	Certificate of Designation of Series B Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 5, 2019)
2.4*	Certificate of Designation of Series C Cumulative Redeemable Preferred Stock
2.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 10 filed on April 19, 2018)
4.1**	Form of Subscription Agreement
4.2	Form of Subscription Agreement for Series B Preferred Stock Offering (incorporated by reference to Exhibit 4.1 to the Amended Offering Statement on Form 1-A/A filed on October 14, 2019)
6.1	Property Management Agreement, dated December 17, 2020, between Mobile Home Rentals LLC, Gvest Finance LLC and Gvest Homes I LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on March 31, 2021)
6.2	Purchase and Sale Agreement, dated January 7, 2020, between MHP Pursuits LLC and Gilmer and Sons Mobile Homes Sales and Rentals, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 13, 2020)
6.3	Purchase and Sale Agreement, dated January 7, 2020, between MHP Pursuits LLC and J&A Real Estate, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 13, 2020)
6.4	Purchase and Sale Agreement, dated January 1, 2020, between MHP Pursuits LLC and Evergreen Marketing LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on March 27, 2020)
6.5	Bill of Sale and General Assignment, dated December 17, 2020, between Countryside MHP LLC and Gvest Finance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 31, 2021)
6.6	Bill of Sale and General Assignment, dated December 24, 2020, between Crestview MHP LLC and Gvest Homes I LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 31, 2021)
6.7	Bill of Sale and General Assignment, dated December 24, 2020, between Maple Hills MHP LLC and Gvest Homes I LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 31, 2021)
6.8	Bill of Sale and General Assignment, dated December 31, 2020, between ARC MHP LLC and Gvest Homes I LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on March 31, 2021)
6.9	Promissory Note issued by Pecan Grove MHP LLC to Carolina Trust Bank on October 28, 2016 (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form 10 filed on April 19, 2018)
6.10	Promissory Note issued by Azalea MHP LLC to Carolina Trust Bank on November 10, 2017 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form 10 filed on April 19, 2018)
6.11	Promissory Note issued by Chatham Pines MHP LLC to The Capitol Life Insurance Company on November 12, 2017 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form 10 filed on April 19, 2018)

III-1

Exhibit No.	Description
6.12	Business Loan Agreement, dated November 9, 2020, between Maple Hills MHP LLC and Charlotte Metro Federal Credit Union (incorporated by reference to Exhibit 6.15 to the Offering Statement on Form 1-A filed on January 21, 2021)
6.13	Promissory Note issued by Maple Hills MHP LLC to Charlotte Metro Federal Credit Union on November 9, 2020 (incorporated by reference to Exhibit 6.16 to the Offering Statement on Form 1-A filed on January 21, 2021)
6.14	Promissory Note issued by Lakeview MHP LLC to The Capitol Life Insurance Company on November 17, 2017 (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form 10 filed on April 19, 2018)
6.15	Loan Agreement, dated April 1, 2019, between The Capitol Life Insurance Company and Hunt Club MHP LLC (incorporated by reference to Exhibit 6.22 to the Amended Offering Statement on Form 1-A/A filed on October 15, 2019)
6.16	Loan Agreement, dated December 21, 2020, between Orix Real Estate Capital, LLC and Hunt Club MHP LLC (incorporated by reference to Exhibit 6.19 to the Offering Statement on Form 1-A filed on January 21, 2021)
6.17	Promissory Note issued by B&D MHP LLC to Carolina Trust Bank on May 2, 2019 (incorporated by reference to Exhibit 6.24 to the Amended Offering Statement on Form 1-A/A filed on October 15, 2019)
6.18	Promissory Note issued by Crestview MHP LLC to Liberty Bankers Life Insurance Company on July 31, 2019 (incorporated by reference to Exhibit 6.26 to the Amended Offering Statement on Form 1-A/A filed on October 15, 2019)
6.19	Business Loan Agreement, dated November 9, 2020, between Crestview MHP LLC and Charlotte Metro Federal Credit Union (incorporated by reference to Exhibit 6.22 to the Offering Statement on Form 1-A filed on January 21, 2021)
6.20	Promissory Note issued by Crestview MHP LLC to Charlotte Metro Federal Credit Union on November 9, 2020 (incorporated by reference to Exhibit 6.23 to the Offering Statement on Form 1-A filed on January 21, 2021)
6.21	Loan Agreement, dated November 14, 2019, between Springlake MHP LLC and Suntrust Bank (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on November 20, 2019)
6.22	Promissory Note issued by Springlake MHP LLC to Suntrust Bank on November 14, 2019 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on November 20, 2019)
6.23	Loan Agreement, dated December 20, 2019, between ARC MHP LLC and Liberty Bankers Life Insurance Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 27, 2019)
6.24	Promissory Note issued by ARC MHP LLC to Liberty Bankers Life Insurance Company on December 20, 2019 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 27, 2019)
6.25	Amended and Restated Promissory Note issued by Countryside MHP LLC to J & A Real Estate, LLC on December 17, 2020 ($1,700,000) (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on March 31, 2021)
6.26	Amended and Restated Promissory Note issued by Countryside MHP LLC to J & A Real Estate, LLC on December 17, 2020 ($1,300,000) (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed on March 31, 2021)
6.27	Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated March 12, 2020, between Countryside MHP LLC and J & A Real Estate LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 27, 2020)
6.28	Loan Agreement, dated March 17, 2020, between Evergreen MHP LLC and Hunt Mortgage Capital, LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on March 27, 2020)

III-2

Exhibit No.	Description
6.29	Promissory Note issued by Evergreen MHP LLC to Hunt Mortgage Capital, LLC on March 17, 2020 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on March 27, 2020)
6.30	Loan Agreement, dated December 24, 2020, between Gvest Homes I LLC and Camargo Investments III, LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on March 31, 2021)
6.31	Supplement No. 1 to Loan Agreement, dated December 31, 2020, between Gvest Homes I LLC and Camargo Investments III, LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on March 31, 2021)
6.32	Promissory Note issued by Gvest Homes I LLC to Camargo Investments III, LLC on December 24, 2020 (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on March 31, 2021)
6.33	Security Agreement, dated December 24, 2020, between Gvest Homes I LLC and Camargo Investments III, LLC (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on March 31, 2021)
6.34	Manufactured Housing Properties Inc. Stock Compensation Plan (incorporated by reference to Exhibit 6.21 to the Offering Statement on Form 1-A filed on May 9, 2019)
8.1**	Form of Escrow Agreement
8.2	Escrow Agreement, dated October 4, 2019, by and among Manufactured Housing Properties Inc., Digital Offering LLC and Wilmington Trust, National Association (incorporated by reference to Exhibit 8.1 to the Amended Offering Statement on Form 1-A/A filed on October 14, 2019)
10.1	Power of attorney (included on the signature page of this offering statement)
11.1*	Consent of Liggett & Webb, P.A.
11.2*	Consent of Friedman LLP
11.3**	Consent of Sherman & Howard L.L.C (included in Exhibit 12.1)
12.1**	Opinion of Sherman & Howard L.L.C
15.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 15.1 to the Offering Statement on Form 1-A filed on May 9, 2019)

*	Filed herewith
**	Previously filed

III-3

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, State of North Carolina, on April 13, 2021.

Manufactured Housing Properties Inc.

By:	/s/ Raymond M. Gee
Raymond M. Gee Chairman and Chief Executive Officer

By:	/s/ Michael Z. Anise
Michael Z. Anise Chief Financial Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Raymond M. Gee	Chairman and Chief Executive Officer (Principal Executive Officer)	April 13, 2021
Raymond M. Gee

*	Chief Financial Officer and Director	April 13, 2021
Michael Z. Anise	(Principal Financial and Accounting Officer)

*	Director	April 13, 2021
William H. Carter

*	Director	April 13, 2021
Richard M. Gee

*	Director	April 13, 2021
James L. Johnson

*	Director	April 13, 2021
Terry Robertson

*	By:	/s/ Raymond M. Gee
Raymond M. Gee
Attorney-In-Fact

III-4